Exhibit 10.6

EXECUTION COPY

SECOND AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of December 17, 2008

Among

CONSTELLATION ENERGY GROUP, INC.,

as Borrower

THE LENDERS NAMED HEREIN

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent, LC Bank, Swingline Lender

and Collateral Agent

WACHOVIA CAPITAL MARKETS, LLC

BANC OF AMERICA SECURITIES LLC

and

CITIGROUP GLOBAL MARKETS INC.

Co-Lead Arrangers and Co-Book Managers

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SCHEDULES AND EXHIBITS

Schedule I	—	Schedule of Lenders
Schedule II	—	Collateral Assets
Schedule III	—	EDFI Transaction Documents

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Request for Issuance
Exhibit D	—	Form of Notice of Conversion
Exhibit E	—	Form of Opinion of Counsel for the Loan Parties
Exhibit F	—	Form of Compliance Certificate
Exhibit G	—	Form of Solvency Certificate

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This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of December 17, 2008, is entered into among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as letter of credit issuing bank, swingline lender and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and Wachovia, as collateral agent (in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENT

WHEREAS, the Borrower has previously entered into the $3,850,000,000 Amended and Restated Credit Agreement, dated as of July 31, 2007 (the “Existing Credit Agreement”), among the Borrower, the lenders named therein and Wachovia, as letter of credit issuing bank, swingline bank and as administrative agent for such lenders; and

WHEREAS, the Borrower has requested that the Lenders that are parties to the Existing Credit Agreement amend and restate the Existing Credit Agreement on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and subject to the satisfaction of the conditions precedent set forth in Section 3.01, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01. Defined Terms.

As used in this Agreement, terms not defined in the lead paragraph or preamble shall have the meanings specified below:

“Administrative Agent” shall have the meaning given such term in the preamble hereto.

“Advance” shall mean a Eurodollar Advance, LMIR Advance or Base Rate Advance.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting shares, by contract or otherwise.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Applicable Floor” shall mean, with respect to each Type of Advance and the then-applicable Reference Ratings, the interest rates listed below:

Applicable Rating Level	Applicable Floor for LIBOR and LMIR Advances	Applicable Floor for Base Rate Advances
1	2.75%	1.75%
2	3.00%	2.00%
3	3.50%	2.50%
4	4.00%	3.00%
5	4.50%	3.50%

A change in the Applicable Floor resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Reference Level.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Advance or LMIR Advance.

“Applicable Margin” shall mean, at all times until the Pricing Change Date, with respect to Base Rate Advances, 0.0% per annum, and, with respect to any Eurodollar Advance or any LMIR Advance, at all times during which any Applicable Rating Level set forth below is in effect, the rate per annum (except as provided below) set forth below next to such Applicable Rating Level:

Applicable Rating Level	Applicable Margin for Eurodollar Advances and LMIR Advances
1	0.19%
2	0.23%
3	0.31%
4	0.44%
5	0.55%

provided that the Applicable Margin will increase, at any time the Outstanding Credits in the form of Advances are greater than 50% of the aggregate Commitments, by 0.05%.

“Applicable Margin” shall mean, at all times on and after the Pricing Change Date, with respect to any Type of Advance, the Applicable Margin shall be the greater of (i) the LIBOR Market Rate Spread and (ii) the Applicable Floor, in each case, in effect from time to time for such Type of Advance and the Applicable Rating Level. A change in the Applicable Margin (whether before or after the Pricing Change Date) resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Applicable Rating Level” shall be determined, at all times until the Pricing Change Date, in accordance with the then-applicable Reference Ratings as follows:

Reference Ratings	Applicable Rating Level
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of A- or higher or Reference Rating by Moody’s of A3 or higher	1

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB+ or Reference Rating by Moody’s of Baa1	2

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB or Reference Rating by Moody’s of Baa2	3

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB- or Reference Rating by Moody’s of Baa3	4

All of the following ratings shall be in effect: Reference Rating by both of S&P and Fitch lower than BBB- (or unrated) and Reference Rating by Moody’s lower than Baa3 (or unrated)	5

At any times on and after the Pricing Change Date, the Applicable Rating Level shall be determined in accordance with the then-applicable Reference Ratings as follows:

Reference Ratings	Applicable Rating Level
One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB+ or higher or Reference Rating by Moody’s of Baa1 or higher	1

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB or Reference Rating by Moody’s of Baa2	2

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BBB- or Reference Rating by Moody’s of Baa3	3

One of the following ratings shall be in effect: Reference Rating by either S&P or Fitch of BB+ or Reference Rating by Moody’s of Ba1	4

All of the following ratings shall be in effect: Reference Rating by both of S&P and Fitch lower than BB+ (or unrated) Reference Rating by Moody’s lower than Ba1 (or unrated)	5

In the event that none of Applicable Rating Levels 1, 2, 3 or 4 shall be applicable (whether before or after the Pricing Change Date), or no Reference Rating by any of S&P, Fitch and Moody’s shall be in effect, then the Applicable Rating Level shall be Applicable Rating Level 5. The Applicable Rating Level shall be redetermined on the date of announcement of a change in any of these Reference Ratings.

Notwithstanding the above, (i) if at any time there is a split among Reference Ratings by S&P, Fitch and Moody’s such that all three Reference Ratings fall in different Applicable Rating Levels, the Applicable Rating Level shall be determined by the Reference Rating that is neither the highest nor the lowest of the three Reference Ratings, and (ii) if at any time there is a split among Reference Ratings by S&P, Fitch and Moody’s such that two of such Reference Ratings are in one Level (the “Majority Level”) and the third rating is in a different Applicable Rating Level, the Applicable Rating Level shall be at the Majority Level.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Articles Supplementary” shall mean the Articles Supplementary to the charter of the Borrower relating to the Series B Preferred Stock of the Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit A.

“Base Rate” shall mean, (i) at all times prior to the Pricing Change Date, a rate per annum equal to the greater of (A) the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate in effect at its principal office in Charlotte, North Carolina, and (B) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (ii) at all times on or after the Pricing Change Date, the greater of (A) the rate determined pursuant to clause (i) above and (B) the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on a nationally recognized service such as Reuters Page LIBOR01 (or any successor page) as displaying the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) such day for a term of one month (the “One-Month LIBOR Rate”) plus 1%; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates plus 1%. Any change in the Base Rate due to a change in Wachovia’s prime rate, the Federal Funds Effective Rate or the One-Month LIBOR Rate shall be effective at the opening of business on the effective date of such change in such prime rate or the Federal Funds Effective Rate or the One-Month LIBOR Rate, respectively.

“Base Rate Advance” shall mean an Advance that bears interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

“Base Rate Borrowing” shall mean a Borrowing comprised of Base Rate Advances.

“BGE” shall mean Baltimore Gas and Electric Company, a Subsidiary of Borrower.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall mean Constellation Energy Group, Inc., a Maryland corporation.

“Borrowing” shall mean a borrowing consisting of (i) simultaneous Advances of the same Type and having the same interest period made by each of the Lenders pursuant to Section

2.03 or (ii) a Swingline Advance. All Advances (other than Swingline Advances) of the same Type, having the same Interest Period and made or Converted on the same day shall be deemed a single Borrowing hereunder until repaid or next Converted.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit B.

“Business Day” shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the State of New York or the State of Maryland) on which banks are open for business in New York, New York and Baltimore, Maryland; provided, however, that, when used in connection with a Eurodollar Advance or LMIR Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization” shall mean, with respect to any Person, the sum of (i) the aggregate of the capital stock, including preferred and preference stock, (but excluding treasury stock and capital stock subscribed and unissued) and other equity accounts (including retained earnings, paid-in capital and minority interest) of such Person and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination, but including (without duplication and except as expressly provided otherwise herein) Equity-Preferred Securities of such Person and its Subsidiaries and excluding the effect on accumulated other comprehensive income (loss) resulting from (A) Financial Accounting Statement No. 133 (Accounting for Derivative Instruments and Hedging Activities) and (B) any pension and other post-retirement benefits liability adjustments recorded in accordance with GAAP, and (ii) the amount of all Specified Indebtedness of such Person and its Subsidiaries as of the same date.

“Capitalized Lease Obligation” shall mean any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligation is required to be classified and accounted for as a capital lease on a balance sheet prepared in accordance with GAAP, and for purposes hereof the amount of such obligation shall be the capitalized amount determined in accordance with such principles.

“Cash Collateral Account” shall have the meaning specified in Section 6.02(b).

“Cash Equivalents” shall mean (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (iv) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturity of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (i) through (vi) of this definition.

“Change in Control” shall mean the occurrence of either of the following: (i) any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) either (A) acquires shares of common stock of the Borrower in a transaction or series of transactions that results in such entity, person or group becoming, directly or indirectly, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the outstanding common stock of the Borrower, or (B) acquires, by proxy or otherwise, the right to vote, for the election of directors, for any merger, combination or consolidation of the Borrower, or for any other matter or question, 20% or more of the then outstanding voting securities of the Borrower (except where such acquisition is made by a person or persons appointed by at least a majority of the board of directors of the Borrower to act as proxy for any purpose); or (ii) the election or appointment, within a twelve-month period, of persons to the Borrower’s board of directors who were not directors of the Borrower at the beginning of such twelve-month period, and whose election or appointment was not approved by a majority of those persons who were directors at the beginning of such period, where such newly elected or appointed directors constitute 30% or more of the directors of the board of directors of the Borrower.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all collateral granted under the Security Documents.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Trigger Date” shall mean the earlier to occur of (i) the date of the EDFI Acquisition and (ii) the date on which the Termination Date (as defined in the EDFI Master Put and Purchase Agreement) shall have occurred and (A) the Reference Rating by S&P or Fitch shall be below BBB- or (B) the Reference Rating by Moody’s shall be below Baa3

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender (i) to make Advances under this Agreement as set forth in Schedule I hereto, (ii) to refund or purchase participations in Swingline Advances pursuant to Section 2.03 and (iii) to purchase participations in Letters of Credit pursuant to Section 2.04, in each case, as such commitment may be permanently (A) terminated or reduced from time to time pursuant to Section 2.10(a), (b) or (c), or (B) modified from time to time pursuant to Section 8.04.

“Commitment Fee Rate” shall mean, at all times during which any Applicable Rating Level is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Commitment Fee
1	0.500%
2	0.625%
3	0.750%
4	1.00%
5	1.25%

A change in the Commitment Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Commitment Percentage” shall mean, as to any Lender as of any date of determination, the percentage describing such Lender’s pro rata share of the Commitments set forth in the Register from time to time.

“Constellation Generation” shall mean Constellation Energy Nuclear Group, LLC (formerly known as Constellation Nuclear, LLC), a Maryland limited liability company.

“Convert”, “Conversion” and “Converted” each shall mean a conversion of Borrowings of one Type into Borrowings of another Type, or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Borrowings pursuant to the terms of this Agreement.

“Credit Documents” shall mean this Agreement, any Note, the Security Documents, any Borrowing Request, the Fee Letters and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EDFI” shall mean Électricité de France International, SA or any of its affiliates.

“EDFI Acquisition” shall mean the acquisition of a 49.99% ownership interest in Constellation Generation by EDFI, in accordance with the terms described in the EDFI Master Put and Purchase Agreement.

“EDFI Facility” shall mean the Senior Unsecured Note and Bridge Commitment Letter, dated December 17, 2008, by Électricité de France, SA in favor of the Borrower, as it may be amended, modified, waived or supplemented in accordance with the terms hereof (except as expressly provided otherwise herein).

“EDFI Investment” shall mean the purchase by EDFI of $1,000,000,000 of the Borrower’s Series B Preferred Stock, in accordance with the terms described in the EDFI Stock Purchase Agreement.

“EDFI Master Put and Purchase Agreement” shall mean the Master Put Option and Membership Interest Purchase Agreement, dated as of December 17, 2008, by and among the Borrower, EDF Development Inc., EDFI and Constellation Generation, as it may be amended, modified, waived or supplemented in accordance with the terms hereof (except as expressly provided otherwise herein).

“EDFI Put Options” shall mean the put options pursuant to which the Borrower or its Subsidiaries could sell to EDFI assets having an aggregate value of up to $2,000,000,000, in accordance with the terms described in EDFI Master Put and Purchase Agreement.

“EDFI Stock Purchase Agreement” shall mean the Stock Purchase Agreement, dated as of December 17, 2008, by and among the Borrower, EDF Development Inc. and EDFI, as it may be amended, modified, waived or supplemented in accordance with the terms hereof (except as expressly provided otherwise herein).

“EDFI Transaction Documents” shall mean the documents to be entered into in relation to the EDFI Transactions listed in Schedule II hereto, as each may be amended, modified, waived or supplemented in accordance with the terms hereof (except as expressly provided otherwise herein).

“EDFI Transactions” shall mean the EDFI Acquisition, the EDFI Investment and the transactions contemplated by the EDFI Put Options and the EDFI Facility.

“Effective Date” shall have the meaning assigned to such term in Section 3.01.

“Eligible Assignee” shall mean any of the following entities: (i) a financial institution organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; and (ii) a financial institution organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such financial institution is acting through a branch or agency located in the United States.

“Equity-Preferred Securities” of any Person shall mean (i) debt or preferred securities that are mandatorily convertible or mandatorily exchangeable into common shares of such Person and (ii) any other securities, however denominated, including but not limited to trust originated preferred securities, (A) issued by such Person or any Subsidiary of such Person, (B) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (C) that are perpetual or mature no less than 30 years from the date of issuance, (D) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (E) the terms of which permit the deferral of the payment of interest or distributions thereon.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any successor statute) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) which together with such Person is a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“ERISA Event” shall mean (i) (A) the occurrence of a Reportable Event or (B) the satisfaction of the requirements of paragraph (1) of Section 4043(b) of ERISA with respect to the Borrower or an ERISA Affiliate of the Borrower that is a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Title IV Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA of which the Borrower has actual knowledge will occur with respect to such Title IV Plan within the following thirty (30) days; (ii) the filing of an application for a minimum funding waiver with respect to a Title IV Plan; (iii) the provision by the administrator of any Title IV Plan of a notice of intent to terminate such Title IV Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iv) the cessation of operations at a facility of the Borrower or any ERISA Affiliate of the Borrower in the circumstances described in Section 4062(e) of ERISA; (v) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (vi) the withdrawal by the Borrower or any ERISA Affiliate of the Borrower from a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000; (vii) the fulfillment of the conditions for the imposition of a lien under Section 302(f) or 303(k) of ERISA or Section 430(k) of the Code with respect to any Title IV Plan; (viii) the adoption of an amendment to a Title IV Plan requiring the provision of security to such Title IV Plan pursuant to Section 307 of ERISA, the provision of security pursuant to Section 206(g)(5)(a) of ERISA or Section 436(f)(1) of the Code, or the violation of Section 206(g) of ERISA or Section 436 of the Code with respect to a Single Employer Plan, or Section 305 of ERISA or Section 432 of the Code with respect to a Multiemployer Plan; (ix) the institution by the PBGC of proceedings to terminate a Title IV Plan or the appointment of a trustee to administer a Title IV Plan pursuant to Section 4042 of ERISA, or any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan; or (x) the reorganization (as described in Section 4241 of ERISA), the insolvency (as described in Section 4245 of ERISA) or the termination of a Multiemployer Plan that results in a liability to the Borrower or any ERISA Affiliate of the Borrower of at least $25,000,000.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board, as in effect from time to time.

“Eurodollar Advance” shall mean an Advance that bears interest at the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Advances.

“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” shall mean, for each Interest Period for each Eurodollar Advance made as part of the same Borrowing, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on a nationally recognized service such as Reuters Page LIBOR01 (or any successor page) as displaying the London interbank offered rate for deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on such service, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term “Eurodollar Rate” shall mean, with respect to any Eurodollar Advance for the Interest Period applicable thereto, the average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) that are offered by the Reference Banks deposits in dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Eurodollar Reserve Percentage” of any Lender for each Interest Period for each Eurodollar Advance shall mean the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” shall have the meaning assigned to such term in Section 6.01.

“Existing Credit Agreement” shall have the meaning assigned to such term in the Preliminary Statement hereto.

“Existing Letter of Credit” shall have the meaning specified in Section 2.04(a).

“Extension of Credit” shall mean (i) the making of an Advance or (ii) (A) the issuance of a Letter of Credit or (B) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.

“Facility Fee Rate” shall mean, at all times during which any Applicable Rating Level is in effect, the rate per annum set forth below next to such Applicable Rating Level:

Applicable Rating Level	Facility Fee
1	0.06%
2	0.07%
3	0.09%
4	0.11%
5	0.15%

A change in the Facility Fee Rate resulting from a change in the Applicable Rating Level shall become effective upon the date of announcement of a change in any Reference Rating that results in a change in the Applicable Rating Level.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean, collectively, (i) the Fee Letter, dated June 29, 2007, among the Borrower, Wachovia and Wachovia Capital Markets, LLC, (ii) the Fee Letter, dated June 29, 2007, between the Borrower, Banc of America Securities LLC and Bank of America, N.A., (iii) the Fee Letter, dated June 29, 2007, between the Borrower and Citigroup Global Markets Inc. (iv) the Fee Letter, dated December 17, 2008, among the Borrower, J.P. Morgan Securities, Inc., Banc of America Securities LLC and Wachovia Bank and (v) any fee letter entered into by the Borrower and the Collateral Agent.

“Fitch” shall mean Fitch Ratings, Inc. or any successor thereto.

“Form 10-K” shall have the meaning given such term in Section 4.01(m).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis, except as specified in any financial statements delivered pursuant to Section 5.03.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit), if to induce the creation of such obligation of such other Person the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1)

for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Substance” shall mean any waste, substance, or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau, or instrumentality of the United States or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

“Hostile Acquisition” shall mean any Target Acquisition involving a tender offer or proxy contest that has not been recommended or approved by the board of directors (or similar governing body) of the person that is the subject of such Target Acquisition. As used herein, “Target Acquisition” shall mean any transaction, or any series of related transactions, by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person that has ordinary voting power for the election of directors or (iii) otherwise acquires control of a more that 50% ownership interest in any such Person.

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person, issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof or is evidenced by a note or other instrument; (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit (to the extent not collateralized with cash or Cash Equivalents), banker’s acceptances and similar instruments (in each case, whether or not matured); (iv) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments including obligations so evidenced incurred in connection with the acquisition of property, assets or business; (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (vi) all Capitalized Lease

Obligations, leverage leases, sale and leasebacks and other similar lease arrangements of such Person in amounts that exceed $25,000,000 in the aggregate; (vii) all Off-Balance Sheet Liabilities; (viii) withdrawal liability incurred under ERISA to any Multiemployer Plan by such Person or any ERISA Affiliate of such Person; and (ix) all indebtedness of others of the type referred to in (i) through (viii) as to which such Person has a Guarantee Obligation.

“Interest Payment Date” shall mean, with respect to any Advance, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Advance with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Advance had successive Interest Periods of three months’ duration been applicable to any Advance and, in addition, the date of any prepayment of each Advance or Conversion of any Advance to an Advance of a different Type or having a new Interest Period.

“Interest Period” shall mean (i) as to any Eurodollar Advance, the period commencing on the date of such Advance or the date of the Conversion of any Advance into a Eurodollar Advance and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, or such other period as the Borrower and all the Lenders may agree in any specific instance, (ii) as to any LMIR Advance, the period commencing on the date of such Advance and ending on the earliest of (A) the Termination Date and (B) the date such Advance is repaid or prepaid and (iii) as to any Base Rate Advance, the period commencing on the date of such Advance or the Conversion of any Advance into a Base Rate Advance and ending on the earliest of (A) the Termination Date and (B) the date such Advance is repaid, prepaid or Converted; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Advances only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“LC Bank” shall mean, as to any Letter of Credit, Wachovia or any other Lender that agrees to issue a Letter of Credit pursuant to Section 2.04.

“LC Committed Amount” shall mean the amount of the aggregate Commitments, as the same may be reduced or increased from time to time pursuant to Section 2.10.

“LC Outstandings” shall mean, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus (ii) the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the Lenders under such Letters of Credit.

“Lender” shall have the meaning given such term in the preamble hereto.

“Letter of Credit” shall mean (i) an Existing Letter of Credit or (ii) a standby letter of credit issued by an LC Bank pursuant to Section 2.04, in each case, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Letter of Credit Fee” shall have the meaning assigned to that term in Section 2.05(c).

“LIBOR Market Index Rate” shall mean, for any day, with respect to any LMIR Advance (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Page LIBOR01 (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Page LIBOR01 (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.

“LIBOR Market Rate Spread” shall mean, for any Interest Period for any Eurodollar Borrowing, 100% of the Borrower’s five-year credit default swap spread (as obtained by the Administrative Agent from the Markit Group Limited website) on the date two Business Days prior to the first day of such Interest Period. The Administrative Agent will determine the LIBOR Market Rate Spread no later than 11:00 A.M. on the date two Business Days prior to the first day of the Interest Period for any Eurodollar Borrowing; provided, however, that in the event that the LIBOR Market Rate Spread for such Eurodollar Borrowing is not available from Markit Group Limited two Business Days prior to the first day of the Interest Period for such Eurodollar Borrowing, the Borrower and Wachovia (or any of its Affiliates) shall negotiate in good faith (for a period of up to 30 days after the credit default swap spread becomes unavailable (such 30-day period, the “Negotiation Period”)) to agree on an alternative method for establishing the LIBOR Market Rate Spread. The LIBOR Market Rate Spread at any date of determination thereof that falls during the Negotiation Period shall be based upon the then most recently available quote of the credit default swap spread determined pursuant to the first sentence of this definition. If no such alternative method is agreed upon during the Negotiation Period, the LIBOR Market Rate Spread as at any date of determination after the end of the Negotiation Period shall be a rate per annum equal to the greater of (i) 100% of the maximum Applicable Margin for Eurodollar Advances and (ii) the average of the Borrower’s five-year credit default swap spreads (as obtained by the Administrative Agent from the Markit Group Limited website) during the 30 day period ending on the date on which such swap spread was most recently available from Markit Group Limited.

“Lien” shall have the meaning specified in Section 5.02(a).

“LMIR Advance” shall mean a Swingline Advance that bears interest at the LIBOR Market Index Rate in accordance with the provisions of Article II.

“Loan Parties” shall mean the Borrower and each grantor of Collateral under a Security Document.

“Majority Lenders” shall mean Lenders having Commitments representing in excess of 50% of the aggregate Commitments or, if the Commitments have been terminated, Lenders holding Outstanding Credits representing in excess of 50% of the Outstanding Credits.

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board.

“Material Adverse Change” shall mean any event, development or circumstance that has had a material adverse effect on (i) the transactions contemplated by this Agreement, (ii) the financial condition or financial results of operations of the Borrower and its Subsidiaries taken as a whole on a consolidated basis or (iii) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder.

“Material Grantor” shall be a collective reference to Loan Parties other than the Borrower (x) the assets of which (individually or in the aggregate) are equal to or greater than 5% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries, taken as a whole, and (y) the net income (determined in accordance with GAAP) of which is equal to or greater than 5% of the net income of the Borrower and its Subsidiaries, taken as a whole (initially determined as of the date hereof by reference to the audited financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 4.01(m) and thereafter determined as of the date annual audited financial statements of the Borrower and its consolidated Subsidiaries are required to be delivered to the Administrative Agent pursuant to Section 5.03(c)).

“Material Subsidiary” shall mean (i) Constellation Commodities Group and Constellation Generation and (ii) any Subsidiary of the Borrower (x) the assets of which are equal to or greater than 30% of the consolidated assets (valued at book value) of the Borrower and its Subsidiaries, taken as a whole, and (y) the net income (determined in accordance with GAAP) of which is equal to or greater than 25% of the net income of the Borrower and its Subsidiaries, taken as a whole (initially determined as of the date hereof by reference to the audited financial statements of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 4.01(m) and thereafter determined as of the date annual audited financial statements of the Borrower and its consolidated Subsidiaries are required to be delivered to the Administrative Agent pursuant to Section 5.03(c)).

“MEHC Agreement” shall mean the Agreement and Plan of Merger, dated as of September 19, 2008, among the Borrower, MEHC Merger Sub, Inc. and MidAmerican Energy Holdings Company.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate of the Borrower (i) is making or accruing an obligation to make contributions, or (ii) within any of the preceding six plan years, made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for the employees of one or more other Persons or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-U.S. Payee” shall have the meaning specified in Section 2.17(f).

“Note” shall mean a promissory note of the Borrower issued pursuant to Section 2.06(e) at the request of a Lender, evidencing the Advances and in form satisfactory to the Administrative Agent, as such promissory note may be amended, modified, supplemented or replaced from time to time.

“Notice of Conversion” shall have the meaning assigned to that term in Section 2.03(b).

“Obligations” shall mean, without duplication, all Outstanding Credits and all other obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under the Credit Documents.

“Off-Balance Sheet Liability” of a Person shall mean any of the following obligations not appearing on such Person’s balance sheet (i) all lease obligations, leveraged leases, sale and leasebacks and other similar lease arrangements of such Person, (ii) any liability under any so called “synthetic lease” transaction entered into by such Person, and (iii) any obligation arising with respect to any other transaction if and to the extent that such obligation is the functional equivalent of borrowing but that does not constitute a liability on the balance sheet of such Person.

“Outstanding Credits” shall mean, on any date of determination, an amount equal to (i) the aggregate principal amount of all Advances outstanding on such date plus (ii) the LC Outstandings on such date.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization” shall mean (i) the transfer of the rights of BGE under a qualified rate order to an Affiliate, (ii) the issuance of rate stabilization bonds by an Affiliate of the BGE and (iii) the creation of Liens on rate stabilization property to secure the payment of the rate stabilization bonds by an Affiliate of BGE, as contemplated by Sections 7-520 et. seq. of the Public Utility Companies Article of the Annotated Code of Maryland or any successor provision of Maryland law.

“Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, joint stock company, trust, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any material “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by the Borrower or any ERISA Affiliate of the Borrower.

“Pricing Change Date” means the earlier to occur of the Termination Date (as defined in the EDFI Master Put and Purchase Agreement) and the date of the EDFI Acquisition.

“RBS Credit Agreement” shall mean the Credit Agreement, dated as of November 13, 2008, among the Borrower, the lenders named therein and the Royal Bank of Scotland plc as administrative agent (as amended, restated, modified and supplemented from time to time).

“Reference Banks” shall mean Wachovia and such other Lenders as are designated by the Borrower.

“Reference Rating” by S&P, Fitch or Moody’s shall mean, on any date of determination, the most recently announced long-term, senior unsecured non-credit enhanced debt rating of the Borrower issued by S&P, Fitch or Moody’s, respectively.

“Register” shall have the meaning assigned to such term in Section 8.04(d).

“Reportable Event” shall mean any event described in Section 4043(c) of ERISA, other than an event (excluding an event described in Section 4043(c)(1) relating to tax disqualification) with respect to which the thirty (30) day notice requirement of such section has been waived.

“Request for Issuance” shall mean a request made pursuant to Section 2.04(a) in the form of Exhibit C.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc. or any successor thereto.

“Secured Parties” shall have the meaning assigned to such term in Section 7.01(b).

“Security Documents” shall mean each security agreement, mortgage and other document and instrument entered into to create and perfect Collateral Agent’s first priority Liens granted pursuant to Section 5.01(i).

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or any ERISA Affiliate of the Borrower and for no employees of any Person other than the Borrower or such ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower or any ERISA Affiliate of the Borrower would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and contingent obligations as they mature in the normal course of business, (ii) Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course and (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” of any Person shall mean all Indebtedness of such Person and its Subsidiaries, excluding, however, (i) Indebtedness incurred in connection with any Permitted Securitization, (ii) Equity-Preferred Securities of such Person and its Subsidiaries not to exceed 20% of Capitalization of such Person (calculated for purposes of this definition without regard to any Equity-Preferred Securities of such Person and its Subsidiaries) and (iii) commercial paper issued by such Person or such Subsidiary and outstanding on any date of determination in an aggregate face amount not exceeding the lesser of $1,000,000,000 and the sum of (x) cash and (y) the value of Cash Equivalents, in each case, owned free and clear of any Lien by such Person or Subsidiary on such date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity of which more than 50% of (i) the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or (ii) other equity interest comparable to that described in the preceding clause (i) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Swingline Advance” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.03, and all such swingline loans collectively as the context requires.

“Swingline Commitment” shall mean the lesser of (i) an aggregate principal amount of $200,000,000 and (ii) the aggregate principal amount of the Unused Commitments.

“Swingline Lender” shall mean Wachovia, in its capacity as Swingline Lender.

“Swingline Termination Date” shall mean the earlier to occur of (i) the resignation of Wachovia as Administrative Agent in accordance with Section 7.04 (if no successor shall have been appointed) and (ii) the Termination Date.

“Termination Date” shall mean the earlier to occur of (i) July 31, 2012, and (ii) the date of termination or reduction in whole of the Commitments in accordance with this Agreement.

“Title IV Plan” shall mean a Single Employer Plan, Multiemployer Plan or Multiple Employer Plan.

“Type”, when used in respect of any Advance or Borrowing, shall refer to the Rate by reference to which interest on such Advance or on the Advances comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the Eurodollar Rate or the Base Rate.

“Unmatured Default” shall mean the occurrence and continuance of an event that, with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Unreimbursed LC Disbursement” shall mean the unpaid obligation (or, if the context so requires, the amount of such obligation) of the Borrower to reimburse the LC Bank for a payment made by the LC Bank under a Letter of Credit, but shall not include any portion of such obligation that has been repaid with the proceeds of Advances hereunder.

“Unused Commitment” shall mean, for any period from the date hereof to the Termination Date, the amount by which (i) the sum of the aggregate Commitments exceeds (ii) the daily average sum for such period of the aggregate principal amount of Outstanding Credits.

“Wachovia” shall have the meaning given such term in the preamble hereto.

“Withdrawal Liability” shall have the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02. Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V or any related definition to eliminate the effect of any change in GAAP occurring after the date hereof on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article V or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders.

Section 1.03. Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

ARTICLE II

THE CREDITS

Section 2.01. Extensions of Credit.

(a) Subject to the terms and conditions herein set forth, each Lender agrees, severally and not jointly, to make Advances, at any time and from time to time until the Termination Date, to the Borrower in an aggregate principal amount at any time outstanding not to exceed such Lender’s Commitment minus an amount equal to such Lender’s Commitment Percentage multiplied by the Outstanding Credits at such time.

(b) At no time shall the Outstanding Credits exceed the aggregate Commitments. The Borrower agrees to prepay Advances (subject to payment of the breakage fee required pursuant to Section 8.05(b)(ii)), satisfy reimbursement obligations and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit to the extent required to ensure compliance with this provision at all times.

(c) No more than ten Eurodollar Borrowings shall be outstanding at any one time.

(d) Within the foregoing limits, the Borrower may borrow, pay or prepay, subject to the limitations set forth in Sections 2.11(a), and reborrow Advances hereunder, on and after the date hereof and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.

Section 2.02. Advances.

(a) Each Advance (other than Swingline Advances which shall be made by the Swingline Lender in accordance with Section 2.03) shall be made as part of a Borrowing consisting of Advances made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender). The Advances (other than Swingline Advances) comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or an aggregate principal amount equal to the remaining balance of the available Commitments).

(b) Each Borrowing (other than with respect to Swingline Advances) shall be comprised entirely of Eurodollar Advances or Base Rate Advances, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Advance in accordance with the terms of this Agreement. Subject to Section 2.01(c), Borrowings of more than one Type may be outstanding at the same time.

(c) Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, and the Administrative Agent shall, by 2:00 P.M., credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this subsection (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to make such portion available) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate; provided, however, that should both the Borrower and such Lender repay the Administrative Agent in accordance with this sentence, the Administrative Agent will forthwith return the amount in excess of the portion due to it under this sentence to the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

Section 2.03. Borrowing and Conversion Procedures; Swingline Advances.

(a) In order to request a Borrowing, the Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 10:00 A.M. three Business Days before such Borrowing, and (b) in the case of a Base Rate Borrowing or a Swingline Advance, not later than 10:00 A.M. on the Business Day of such Borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to comprise Eurodollar Advances or Base Rate Advances or will consist of a Swingline Advance; (ii) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto, which shall not end after the Termination Date. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Swingline Advance shall be made and maintained as an LMIR Advance at all times.

(b) The Borrower may on any Business Day, by delivering a notice of conversion (a “Notice of Conversion”) to the Administrative Agent not later than 10:00 A.M. on the third Business Day prior to the date of the proposed Conversion, and subject to the provisions of Sections 2.09 and 2.13, Convert any Borrowing of one Type or for one Interest Period into a Borrowing of another Type or for another Interest Period (other than Swingline Advances); provided, however, that any Conversion of any Eurodollar Borrowing shall be made on, and only on, the last day of an Interest Period. Each such Notice of Conversion shall be in substantially the form of Exhibit D hereto and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowings to be Converted, (iii) if such Conversion will result in a Eurodollar Borrowing, the duration of the Interest Period for such Eurodollar Borrowing, and (iv) the aggregate amount of Borrowings proposed to be Converted. If the Borrower shall not have provided a Notice of Conversion with respect to any Eurodollar Borrowing on or prior to 10:00 A.M. on the third Business Day prior to the last day of the Interest Period applicable thereto, in the case of a Conversion to or in respect of Eurodollar Advances, or if an Event of Default shall have occurred and be continuing on the third Business Day prior to the last day of the Interest Period with respect to any Eurodollar Borrowing, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Borrowing will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Borrowing.

(c) Notwithstanding any other provision of this Agreement to the contrary, no Borrowing shall be requested or Converted if the Interest Period with respect thereto would end after the Termination Date. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing or Conversion.

(d) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Advances to the Borrower from time to time from on or after the date hereof through, but not including, the Termination Date; provided, that the aggregate principal amount of all outstanding Swingline Advances (after giving effect to any amount requested), shall not exceed the Swingline Commitment; and provided further, that the Borrower shall not use the proceeds of any Swingline Advance to refinance any outstanding Swingline Advance. Each Swingline Advance shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Swingline Advance may be in the aggregate amount of the unused Swingline Commitment). Within the foregoing limits, the Borrower may borrow, repay and reborrow Swingline Advances, in each case under this Section 2.03.

(e) Swingline Advances shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Advances of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its Commitment Percentage of Advances required to repay Swingline Advances outstanding upon demand by the Swingline Lender but in no event later than 1:00 P.M. (Charlotte, North Carolina time) on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its Commitment Percentage of a Swingline Advance shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Advance, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Advance.

(f) The Borrower shall pay to the Swingline Lender (i) the earlier of 14 days after the date a Swingline Advance is made and (ii) on demand, the outstanding principal amount of all Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Advances requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the

Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the outstanding principal amount of such Swingline Advances to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding principal amount of the Swingline Advances requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Advance extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 5.03 and which such Event of Default has not been waived in accordance with Section 8.08).

(g) Each Lender acknowledges and agrees that its obligation to refund Swingline Advances (other than Swingline Advances extended after the occurrence and during the continuation of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 5.03 and which such Event of Default has not been waived in accordance with Section 8.08) in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article III. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Advance pursuant to this Section, any event described in Section 6.01(e) or (f) shall have occurred, each Lender will, on the date the applicable Advance would have been made, purchase an undivided participating interest in such Swingline Advance to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Advance. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt of such amount the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Advance, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

Section 2.04. Letters of Credit.

(a) On the Effective Date, each letter of credit outstanding under the Existing Credit Agreement immediately prior to the Effective Date (each, an “Existing Letter of Credit”) shall be deemed to be a Letter of Credit issued hereunder. Upon the written request of the Borrower and subject to the terms and conditions hereof, an LC Bank, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, shall issue one or more additional Letters of Credit hereunder for the account of the Borrower or one of its Subsidiaries; provided that the Borrower shall be the account party for the purposes of this Agreement and shall have the reimbursement obligations with respect thereto. Each Letter of Credit shall be issued in a form acceptable to the issuing LC Bank. Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than two Business Days’ (or such shorter period as may be agreed to by the Borrower and the applicable LC Bank) prior notice thereof by delivery of a Request for Issuance of a Letter of Credit to such LC Bank (which shall promptly forward copies thereof to the Administrative Agent for distribution to the Lenders). Each such request for issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the fifth Business Day preceding the Termination Date), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such request for issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each request for issuance of a Letter of Credit shall be irrevocable unless modified or rescinded by the Borrower not less than one Business Day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon on the proposed date of issuance (or effectiveness) specified in such request for issuance of a Letter of Credit, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Borrower and to the Administrative Agent. The Administrative Agent shall furnish (i) to each Lender, a copy of such notice and (ii) to each Lender that may so request, a copy of such Letter of Credit. The LC Bank shall provide to the Administrative Agent, on a monthly basis, a list of the amounts and expiration dates of all undrawn Letters of Credit, a copy of which list the Administrative Agent shall furnish to each Lender that may so request.

(b) No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the LC Outstandings would exceed the LC Committed Amount or (ii) the Outstanding Credits would exceed the aggregate Commitments. No LC Bank shall be under any obligation to issue any Letter of Credit if (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such LC Bank from issuing such Letter of Credit, (B) any law applicable to such LC Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such LC Bank shall prohibit, or request that such LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such LC Bank any unreimbursed loss, cost or expense that was not applicable on the date hereof and that such LC Bank in good faith deems material to it or (C) the issuance of such Letter of Credit would violate one or more policies of such LC Bank.

(c) The Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Bank, on demand made by such LC Bank or the Administrative Agent, on and after each date on which such LC Bank shall pay any amount under any Letter of Credit issued by it, a sum equal to the amount so paid plus interest on such amount from the date so paid by such LC Bank until repayment to such LC Bank in full at a fluctuating interest rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Advances plus, if any amount paid by such LC Bank under a Letter of Credit is not reimbursed by the Borrower within four Business Days (whether with the proceeds of Advances or otherwise), 2%.

(d) No Letter of Credit shall be amended or modified after issuance without the prior written consent of the Borrower, which consent may be sent by telecopy.

(e) Upon the issuance of any Letter of Credit by an LC Bank, such LC Bank hereby sells and transfers to each Lender, and each Lender hereby acquires from such LC Bank, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in and to such Letter of Credit, including the obligations of such LC Bank under and in respect thereof and the Borrower’s reimbursement and other obligations in respect thereof, whether now existing or hereafter arising.

(f) Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable LC Bank in such Letter of Credit and the rights and obligations arising thereunder, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable LC Bank therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, if an LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under any Letter of Credit on the date of such payment, such LC Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of such non-reimbursement and the amount thereof. Upon receipt of such notice from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of such LC Bank an amount equal to such Lender’s Commitment Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Lender. All such payments by each Lender shall be made in United States dollars and in same day funds not later than 3:00 P.M. on the later to occur of (A) the Business Day immediately following the date of such payment by such LC Bank and (B) the Business Day on which such Lender shall have received notice of such non-reimbursement; provided, however, that if such notice is received by such Lender later than 11:00 A.M. on such Business Day, such payment shall be payable on the next Business Day. Each Lender agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If a Lender shall have paid to such LC Bank its ratable portion of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subsection (f), such Lender shall be entitled to receive its ratable share of all interest paid by the Borrower in respect of such Unreimbursed LC Disbursement. If such Lender shall have made such payment to such LC Bank, but without all such interest thereon required by the second sentence of this subsection (f), such Lender shall be entitled to receive its ratable share of the interest paid by the Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subsection (f).

(g) The failure of any Lender to make any payment to an LC Bank in accordance with subsection (f) above shall not relieve any other Lender of its obligation to make payment, but neither such LC Bank nor any Lender shall be responsible for the failure of any other Lender to make such payment. If any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) above, then such Lender shall pay to such LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to such LC Bank at the Federal Funds Effective Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(h) If any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) above, then, in addition to other rights and remedies that such LC Bank may have, the Administrative Agent is hereby authorized, at the request of such LC Bank, to withhold and to apply to the payment of such amounts owing by such Lender to such LC Bank and any related interest, that portion of any payment received by the Administrative Agent that would otherwise be payable to such Lender. In furtherance of the foregoing, if any Lender shall fail to make any payment to an LC Bank in accordance with subsection (f) above, and such failure shall continue for five Business Days following written notice of such failure from such LC Bank to such Lender, such LC Bank may acquire, or transfer to a third party acceptable to the Borrower, such acceptance, not to be unreasonably withheld, in exchange for the sum or sums due from such Lender, such Lender’s interest in the related Unreimbursed LC Disbursement and all other rights of such Lender hereunder in respect thereof, without, however, relieving such Lender from any liability for damages, costs and expenses suffered by such LC Bank as a result of such failure, and prior to such transfer, such LC Bank shall be deemed, for purposes of Section 2.15 and Article VI hereof, to be a Lender hereunder owed an Advance in an amount equal to the outstanding principal amount due and payable by such Lender to the Administrative Agent for the account of such LC Bank pursuant to subsection (f) above. The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Lender and shall be entitled to receive all subsequent payments that such LC Bank or the Administrative Agent would otherwise have made hereunder to such Lender in respect of such interest.

(i) The payment obligations of the Borrower under Section 2.04(c) in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Person for which any such beneficiary or any such transferee may be acting), or any other Person, whether in connection with this Agreement, the transactions contemplated thereby or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by an LC Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi) any failure to issue a Letter of Credit (or any amendment thereto) in accordance with the specifications set forth by the Borrower pursuant to Section 2.04(a), provided that the Borrower may cause such a Letter of Credit (or such amendment) to be replaced or rescinded if (A) it provides written notice to the applicable LC Bank (which shall promptly forward copies to the Administrative Agent for distribution to the Lenders) of any discrepancy from such specifications within three Business Days after the Borrower shall have received a copy of such Letter of Credit (or such amendment), (B) such discrepancy is material and consequential, and (C) the beneficiary of such Letter of Credit consents in writing to such replacement or revocation;

(vii) any claim or potential claim for breach of warranty by the applicable LC Bank, the Lenders or the Borrower against the beneficiary of a Letter of Credit;

(viii) any action or inaction taken or not taken by an LC Bank or any of its correspondents in connection with any Letter of Credit or any sight draft, certificate or other document presented pursuant thereto, if taken or not taken, as the case may be, in good faith and in conformity with applicable law.

(j) Without limiting any other provision of this Section 2.04, for purposes of this Section 2.04 each LC Bank and any of its respective correspondents:

(i) may rely upon any oral, telephonic, telegraphic, facsimile, electronic, written or other communication believed in good faith to have been authorized by the Borrower, whether or not given or signed by an authorized person of the Borrower;

(ii) shall not be responsible for errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document in connection with a Letter of Credit, whether transmitted by courier or facsimile, or for errors in interpretation of technical terms or in translation (and such LC Bank and its correspondents may transmit Letter of Credit terms without translating them), other than those errors resulting from gross negligence or willful misconduct of such LC Bank or such correspondent, as the case may be;

(iii) shall not be responsible, absent the gross negligence or willful misconduct of such LC Bank or its correspondents, for verifying the identity or authority of any signer of, or the form, accuracy, genuineness, falsification or legal effect of, any draft, certificate or other document presented under any Letter of Credit if such draft, certificate or other document on its face appears to be in order;

(iv) shall not be responsible for any acts or omissions by, or the solvency of, the beneficiary of any Letter of Credit or any other person or entity having any role in any transaction underlying such Letter of Credit;

(v) may accept or pay as complying with the terms and conditions of any Letter of Credit, any draft, certificate or other document appearing on its face (i) substantially to comply with the terms and conditions of such Letter of Credit, (ii) to be signed or presented by, or issued to any successor of, the beneficiary or any other person required or authorized by such Letter of Credit to sign or present any sight draft, certificate or other document under such Letter of Credit, including any administrator, executor, personal representative, trustee in bankruptcy, debtor in possession, liquidator, receiver, or successor by merger or consolidation, or any other person or entity purporting to act as the representative of or in place of any of the foregoing, or (iii) to have been signed, presented or issued after a change of name of the beneficiary of such Letter of Credit;

(vi) may disregard any discrepancies known to it in any Letter of Credit that do not reduce, in the good faith judgment of such LC Bank or its correspondents, the value of the performance to the Borrower by the beneficiary of such Letter of Credit in any transaction underlying such Letter of Credit;

(vii) shall not be responsible for the effectiveness or suitability of any Letter of Credit with respect to the Borrower’s purpose in requesting such Letter of Credit;

(viii) shall not be liable to the Borrower for any consequential or special damages, or for any damages resulting from any change in the value of any goods or other property subject to or underlying any Letter of Credit;

(ix) absent any gross negligence or willful misconduct on part of such LC Bank or its correspondents, may honor a previously dishonored presentation under a Letter of Credit, whether pursuant to court order, to settle or compromise any claim wrongfully dishonored, or otherwise, and shall be entitled to reimbursement of amounts paid under such Letter of Credit to the same extent as if such presentation had been honored initially; and

(x) may pay amounts owed to any paying or negotiating bank (designated or permitted by the terms of any Letter of Credit) claiming that it rightfully honored, under the laws or practices of the place where it is located, any sight draft, certificate or other document presented under any Letter of Credit.

None of the circumstances described in this Section 2.04(j) shall subject such LC Bank or any of its correspondents to any liability to the Borrower.

(k) The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the Administrative Agent, any LC Bank, the Lenders nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under a Letter of Credit, except that the Borrower shall have the right to bring suit against the applicable LC Bank, and the applicable LC Bank shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower that the

Borrower proves were caused by the applicable LC Bank’s willful misconduct or gross negligence, including the applicable LC Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the LC Bank for damages caused by any LC Bank’s willful misconduct or gross negligence.

(l) The Borrower acknowledges that the rights and obligations of the applicable LC Bank under any Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit. The applicable LC Bank shall notify the Borrower of its receipt of a sight draft, certificate or other document presented under any Letter of Credit or of its decision to honor such Letter of Credit, and the applicable LC Bank will use reasonable efforts to provide such notice to the Borrower before making payment against such sight draft, certificate or other document; provided that such payment shall not as a result thereof be delayed. The applicable LC Bank may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor any Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Letter of Credit or any other person. The applicable LC Bank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of any Letter of Credit. The applicable LC Bank shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies that the Borrower approves or requests. The applicable LC Bank shall have no duty to extend the expiration date or term of any Letter of Credit or, except as provided under Section 2.04(i)(vi), to issue a replacement letter of credit on or before the expiration date of such Letter of Credit or the end of such term. The applicable LC Bank shall not be liable to the Borrower under this Section 2.04(l) for any action or inaction by it, unless such action or inaction results from such LC Bank’s gross negligence or willful misconduct.

(m) Unless otherwise expressly agreed by the applicable LC Bank and the Borrower when a Letter of Credit is issued, the rules of the “International Standby Practices 1998” written by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

Section 2.05. Fees

(a) Facility Fee. In consideration of the Commitments being made available by the Lenders, at all times prior to the Pricing Change Date, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a facility fee equal to the Facility Fee Rate in effect from time to time multiplied by the aggregate amount of the Commitments from time to time (regardless of usage), payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment and on the earliest to occur of the Pricing Change Date or the Termination Date.

(b) Commitment Fee. In consideration of the Commitments being made available to the Lenders, at all times on and after the Pricing Change Date, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders, a commitment fee equal to the Commitment Fee Rate in effect from time to time multiplied by the aggregate amount of the Unused Commitments from time to time, payable in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment and on the Termination Date.

(c) Letter of Credit Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee (the “Letter of Credit Fee”), at a rate per annum equal to the Applicable Margin with respect to Eurodollar Advances on the daily average amount of each such Lender’s Commitment Percentage multiplied by the LC Outstandings, from the date hereof until the Termination Date, payable on the last day of each March, June, September and December during the term of such Lender’s Commitment, and on the Termination Date.

(d) Amendment Fee. The Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of the Lenders that execute and deliver counterparts of this Agreement on or prior to January 16, 2009, an amendment fee equal to (i) 0.625% of the Commitments of such Lenders under this Agreement on the date hereof, payable on January 16, 2009, and (ii) 0.625% of the Commitments of such Lenders under this Agreement on the date of the EDFI Acquisition, payable on the date of the EDFI Acquisition.

(e) Additional Fees. The Borrower shall pay to the Administrative Agent, for its own account, such other fees as are required to be paid to it under the Fee Letters. The Borrower shall pay to each LC Bank, for its own account, such other fees relating to the issuance of Letters of Credit as have been or may from time to time be agreed between them.

(f) Nonrefundable; Basis for Calculation. Once paid, none of the facility fees, amendment fees, commitment fees, the Letter of Credit Fees or other fees provided for in this Section 2.05 shall be refundable under any circumstances. All fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

Section 2.06. Repayment of Advances; Evidence of Indebtedness.

(a) The outstanding principal balance of each Advance, together with accrued and unpaid interest thereon shall be due and payable on the Termination Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type of each Advance made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) of this Section 2.06 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Advances and interest thereon in accordance with their terms.

(e) Any Lender may request that its Advances be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender. Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 8.04) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 8.04, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in subsections (a) and (b) above.

Section 2.07. Interest.

(a) Subject to the provisions of subsection (d) below and Sections 2.08, 2.09 and 2.13, the Advances comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days), at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Subject to the provisions of Sections 2.08, the Advances comprising each LMIR Advance shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day from the date such LMIR Advance is made to the date it is paid, prior to the EDFI Acquisition, at a rate per annum equal to the LIBOR Market Index Rate for such day plus the Applicable Margin.

(c) Subject to the provisions of Section 2.08, the Advances comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365/366 days, as the case may be, for periods during which the Base Rate is determined by reference to Wachovia prime rate and 360 days for other periods) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(d) Interest on each Advance shall be payable in arrears on each Interest Payment Date applicable to such Advance except as otherwise provided in this Agreement.

(e) The Borrower shall pay to the Administrative Agent for the account of each Lender any costs actually incurred by such Lender that are attributable to such Lender’s compliance with regulations of the Board requiring the maintenance of reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. Such costs shall be paid to the Administrative Agent for the account of such Lender in the form of additional interest on the unpaid principal amount of each Eurodollar Advance or LMIR Advance of such Lender, from the date such Advance is made until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period, payable on each Interest Payment Date for such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent at least two Business Days prior to the relevant Interest Payment Date, provided, that failure to so notify the Borrower shall not constitute a waiver of such Lender’s right to request and receive additional interest under this subsection (d). A certificate as to the amount of such additional interest, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender claiming any additional interest payable pursuant to this subsection shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional interest that may thereafter be due and payable and would not, in the good faith determination of such Lender, be otherwise disadvantageous to such Lender.

Section 2.08. Default Interest.

Except as otherwise provided in Section 2.04(c), if and for so long as an Event of Default shall have occurred and be continuing, each Advance outstanding hereunder shall bear interest at the rate otherwise applicable to such Advance plus 2%. Without limiting the foregoing, if the Borrower shall default in the payment of any amount becoming due hereunder (other than the principal amount of any Advance), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.07(c)) equal to the Base Rate plus the Applicable Margin for Base Rate Advances plus 2%.

Section 2.09. Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (i) that dollar deposits in the principal amounts of the Eurodollar Advances comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for a Base Rate Borrowing and (y) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance. In the event the Majority Lenders notify the Administrative Agent that the rates at which dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Advances during any Interest Period, the Administrative Agent shall notify the Borrower of such notice and until the Majority Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for a Eurodollar Borrowing shall be deemed a request for a Base Rate Borrowing and (B) each Eurodollar Advance then outstanding will automatically, on the last day of the then applicable Interest Period therefor, Convert into a Base Rate Advance. Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error; provided that the Administrative Agent shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

Section 2.10. Termination and Reduction of Commitments.

(a) The Commitments shall automatically terminate on the Termination Date. In addition, effective upon the date of the EDFI Acquisition, the Commitments of the Lenders will automatically reduce ratably to $2,320,000,000.

(b) Upon at least three Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000, (ii) no such termination or reduction shall be made that would reduce the aggregate Commitments to an amount (A) less than the Outstanding Credits on the date of such termination or reduction (after giving effect to Section 2.11(b)) or (B) less than $25,000,000, unless the result of such termination or reduction referred to in this clause (B) is to reduce the aggregate Commitments to $0 and (iii) the definition of “LC Committed Amount” set forth in Section 1.01 shall be deemed amended to reflect an LC Committed Amount equal to the aggregate Commitments following such reduction. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10(b) and of each Lender’s portion of any such termination or reduction of the aggregate Commitments.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of each termination or reduction of the Commitments, the fees payable on the Commitments under Section 2.05 so terminated or reduced accrued through the date of such termination or reduction.

Section 2.11. Prepayment.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) before 10:00 A.M. three Business Days prior to prepayment, in the case of Eurodollar Advances, and (ii) before 10:00 A.M. one Business Day prior to prepayment, in the case of Base Rate Advances; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) If at any time (i) the aggregate Outstanding Credits exceed the aggregate Commitments or (ii) the aggregate LC Outstandings exceed the LC Committed Amount, the Borrower shall pay or prepay so much of the Borrowings and/or deposit funds in the Cash Collateral Account in respect of undrawn Letters of Credit outstanding on such date, as applicable, as shall be necessary in order that the Outstanding Credits will not exceed the Commitments and the LC Outstandings will not exceed the LC Committed Amount.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 8.05(b) but otherwise without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

Section 2.12. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision herein, if after the date of this Agreement the enactment of any new law or regulation, or any change in applicable existing law or regulation, or in the interpretation or administration of the foregoing by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), shall change the basis of taxation of payments to any Lender hereunder (except for changes in respect of taxes on the overall net income of such Lender or its lending office imposed by the jurisdiction in which such Lender’s principal executive office or lending office is located), or shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender’s Commitment or any Extension of Credit made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Extension of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed in good faith by such Lender to be material, then the Borrower shall, upon receipt of the notice and certificate provided for in Section 2.12(c), promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline arising out of the July 1988 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, such Lender’s Commitment or the Extensions of Credit made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed in good faith by such Lender to be material, then from time to time such additional amount or amounts as will compensate such Lender for any such reduction suffered will be paid by the Borrower to such Lender.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in subsection (a) or (b) above, as the case may be, and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same. Each Lender shall give prompt notice to the Borrower of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by the Borrower pursuant to this Section 2.12. If any such law, rule, regulation, guideline or other change or condition described in this Section 2.12 shall later be held by a court of competent jurisdiction to be invalid or inapplicable to the Borrower or such Lender, such Lender shall promptly refund to the Borrower any amounts previously paid by the Borrower to such Lender pursuant to this Section 2.12.

(d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period; provided that such Lender shall not be entitled to demand compensation hereunder if such demand is made more than 90 days following the later of such Lender’s incurrence or sufferance thereof and such Lender’s actual knowledge of the event giving rise to such Lender’s rights under this Section. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition that shall have occurred or been imposed.

(e) Each Lender agrees that it will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

Section 2.13. Change in Legality.

(a) Notwithstanding any other provision herein, if the introduction of, or any change in, any law or regulation or in the interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Advance, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that Eurodollar Advances will not thereafter be made by such Lender hereunder, whereupon any request for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Advance unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii) require that all outstanding Eurodollar Advances made by it be Converted to Base Rate Advances, in which event all such Eurodollar Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided in subsection (b) below.

Prior to any Lender giving notice to the Borrower under this Section 2.13, such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such event of illegality and would not, in the sole reasonable determination of such Lender, be otherwise disadvantageous to such Lender. In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the Converted Eurodollar Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the Conversion of, such Eurodollar Advances.

(b) For purposes of this Section 2.13, a notice by any Lender shall be effective as to each Eurodollar Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Advance; in all other cases such notice shall be effective on the date of receipt.

Section 2.14. Pro Rata Treatment.

Except as required under Section 2.13 or 2.17, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Advances, each payment of facility fees and Letter of Credit Fees, each reduction of the Commitments and each Conversion of any Advance shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective Outstanding Credits of the Lenders). For purposes of determining the available or used Commitments at any time, the LC Outstandings shall be deemed to have utilized the Commitments of the Lenders pro rata in accordance with their respective Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

Section 2.15. Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Extension of Credit, in any case as a result of which the unpaid principal portion of its Extensions of Credit shall be proportionately less than the unpaid principal portion of the Extensions of Credit of any other

Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Extensions of Credit of such other Lender, so that the aggregate unpaid principal amount of the Extensions of Credit and participations in the Extensions of Credit held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Extensions of Credit then outstanding as the principal amount of its Extensions of Credit prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Extensions of Credit outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.15 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Extension of Credit deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made an Extension of Credit in the amount of such participation.

Section 2.16. Payments.

(a) The Borrower shall make each payment (including principal of or interest on any Borrowing, any fees, any reimbursements in respect of Letters of Credit that have been paid by any Lender or other amounts) hereunder without setoff, counterclaim, defense, recoupment or other deduction from an account in the United States not later than 12:00 noon on the date when due in dollars to the Administrative Agent at its offices specified in Section 8.01, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing, any fees, any reimbursements in respect of Letters of Credit that have been paid by any Lender or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

Section 2.17. Taxes.

(a) Any and all payments of principal and interest on any Outstanding Credit, or of any fees or indemnity or expense reimbursements by the Borrower hereunder (“Borrower Payments”) shall be made, in accordance with Section 2.16, free and clear of and without deduction for any and all current or future United States Federal, state and local taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect to such Borrower Payments, but only to the extent reasonably attributable to such Borrower Payments, excluding (i) income taxes imposed on the net income of the Administrative Agent or any Lender and (ii) franchise taxes imposed on the net income of the Administrative Agent or any Lender, in each case by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or doing business through offices or branches located therein, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17), the Administrative Agent or such Lender (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) In addition, the Borrower shall pay to the relevant governmental authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Fee Letters (such taxes being “Other Taxes”).

(c) The Borrower shall indemnify the Administrative Agent and each Lender (as the case may be) for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such person, and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant United States governmental authority. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender or the Administrative Agent on their behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Administrative Agent or the Lender, as the case may be, makes written demand therefor. If any Taxes or Other Taxes for which the Administrative Agent or any Lender has received indemnification from the Borrower hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Administrative Agent or such Lender, the Administrative Agent or such Lender, as the case may be, shall promptly forward to the Borrower any such refunded amount.

(d) As soon as practicable, but in any event within 30 days, after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant United States governmental authority, the Borrower will deliver to the Administrative Agent, at its address referred to in Section 8.01, the original or a certified copy of a receipt issued by such United States governmental authority evidencing payment thereof.

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.17 shall survive the payment in full of the principal of and interest on all Extensions of Credit made hereunder.

(f) Each of the Administrative Agent and each Lender that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Payee”) shall deliver to the Borrower and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or applicable successor forms, properly completed and duly executed by such Non-U.S. Payee claiming complete exemption from, or reduced rate of, United States Federal withholding tax on payments by the Borrower under this Agreement. Such forms shall be delivered by each Non-U.S. Payee on or before the date it becomes a party to this Agreement (or, in the case of any Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance (a “Transferee”), on or prior to the effective date of such Assignment and Acceptance) and on or before the date, if any, such Non-U.S. Payee changes its Applicable Lending Office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Payee shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Payee. Notwithstanding any other provision of this Section 2.17(f), a Non-U.S. Payee shall not be required to deliver any form pursuant to this Section 2.17(f) that such Non-U.S. Payee is not legally able to deliver.

(g) The Borrower shall not be required to indemnify any Non-U.S. Payee, or to pay any additional amounts to any Non-U.S. Payee, in respect of United States Federal, state or local withholding tax pursuant to subsection (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal, state or local withholding tax existed on the date such Non-U.S. Payee became a party to this Agreement (or, in the case of a Transferee, on the effective date of the Assignment and Acceptance pursuant to which such Transferee becomes a Lender) or, with respect to payments to a New Lending Office, the date such Non-U.S. Payee designated such New Lending Office with respect to an Extension of Credit; provided, however, that this clause (i) shall not apply to any Lender that becomes a Lender or New Lending Office that becomes a New Lending Office as a result of an assignment or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Lender, the Administrative Agent or any Lender through a New Lending Office would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such Lender, the Administrative Agent or such Lender making the designation of such New Lending Office would have been entitled to receive in the absence of such assignment, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Non-U.S. Payee to comply with the provisions of subsection (g) above or (i) below.

(h) Any of the Administrative Agent or any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of the Administrative Agent or such Lender (as the case may be), be otherwise disadvantageous to such person. Subject always to Section 2.17(i), any of the Administrative Agent or any Lender claiming any indemnity payment or additional amount payable pursuant to this Section 2.17 shall, upon request of the Borrower, use reasonable efforts (consistent with legal and regulatory restrictions) to obtain a refund of any Tax or Other Tax giving rise to such indemnity payment or additional amount payable and shall pay any refund (after deduction of any Tax or Other Tax paid or payable by the Administrative Agent or such Lender as a result of such refund), not exceeding the increased amount paid by the Borrower pursuant to this Section 2.17, to the Borrower, provided, however, that (i) the Administrative

Agent or Lender, as the case may be, shall not be obligated to disclose to the Borrower any information regarding its tax affairs or computations and (ii) nothing in this Section 2.17(h) shall interfere with the right of the Administrative Agent or such Lender to arrange its tax affairs as it deems appropriate.

(i) Nothing contained in this Section 2.17 shall require the Administrative Agent or any Lender to make available to the Borrower any of its tax returns (or any other information) that it deems to be confidential or proprietary.

Section 2.18. Assignment of Commitments Under Certain Circumstances.

In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, or the Borrower shall be required to make additional payments to the Administrative Agent or any Lender under Section 2.17, the Borrower shall have the right, at its own expense, upon notice to the Administrative Agent and such Lender, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all such Lender’s interests, rights and obligations under this Agreement and the other Credit Documents including without limitation in all interests in outstanding Letters of Credit, to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld), which financial institution shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (ii) the assignee or the Borrower, as the case may be, shall pay to the assignor in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Extensions of Credit made by such assignor hereunder and all other amounts accrued for its account or owed to it hereunder.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Effectiveness of this Agreement

The amendment and restatement of the Existing Credit Agreement as set forth in this Agreement shall not be effective unless and until the following conditions precedent shall have been satisfied (such date being the “Effective Date”):

(a) The Borrower, the Administrative Agent, the Collateral Agent and the Majority Lenders shall have executed and delivered to the Administrative Agent executed counterparts of this Agreement;

(b) The Borrower shall have delivered to the Administrative Agent (x) executed copies of each of the following documents, each of which shall be in form and substance satisfactory to the Administrative Agent and the Majority Lenders and each certified by the Secretary or the Assistant Secretary of the Borrower as being true and correct copies and in full force and effect as of the Effective Date:

(i) the EDFI Master Put and Purchase Agreement,

(ii) the EDFI Stock Purchase Agreement,

(iii) the Payment Guaranty, dated as of December 17, 2008, made by EDFI, as guarantor, in favor of the Borrower,

(iv) the Amended and Restated Investor Agreement, dated as of December 17, 2008, amending and restating the Investor Agreement, dated as of July 20, 2007, by and between EDFI and the Borrower,

(v) the Investor Rights Agreement, dated as of December 17, 2008, by and between the Borrower, as the Company, and EDF Development Inc., as the Investor,

(vi) the Articles Supplementary,

(vii) the Bridge Commitment Letter evidencing the EDFI Facility (in redacted form);

and (y) drafts of each other EDFI Transaction Document.

(c) The Borrower shall have delivered to the Administrative Agent, each dated as of the Effective Date:

(i) Certified copies of the articles or certificate of incorporation and bylaws of the Borrower, together with all amendments and modifications thereto as of the date of delivery and a certificate of good standing for the Borrower issued by the Secretary of State of the state of its incorporation.

(ii) Certified copies (A) of the resolutions of the Board of Directors of the Borrower granting authority to the Borrower’s officers to execute this Agreement and (B) of all documents evidencing other necessary corporate action and governmental approvals with respect to the execution, delivery and performance by the Borrower of this Agreement.

(iii) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower thereunder.

(iv) A solvency certificate of the Chief Financial Officer or Treasurer of the Borrower, substantially in the form of Exhibit G hereto.

(v) The Borrower shall have delivered to the Administrative Agent, dated as of the date hereof, and opinion of counsel for the Borrower, substantially in the form of Exhibit E hereto, and such other opinions as any Lender, though the Administrative Agent, may reasonably request;

(d) The Administrative Agent shall have received evidence satisfactory to it, that S&P, Moody’s and Fitch Ratings, Inc., shall have indicated that the Reference Rating by S&P will not be lower than BBB-, the Reference Rating by Moody’s will not be lower than Baa3 and the Reference Rating issued by Fitch will not be lower than BBB-

(e) Simultaneously with the occurrence of the Effective Date, the MEHC Agreement shall terminate and the EDFI Investment shall be consummated.

(f) The Administrative Agent shall have received evidence satisfactory to it that the RBS Credit Agreement has been modified on terms consistent with the terms of this Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(g) The Borrower shall have paid all fees and expenses due and payable in connection with this Agreement.

(h) (i) The representations and warranties contained in Article IV below shall be true and correct on and as of the Effective Date hereof as though made on and as of such date, and (ii) no event shall have occurred and be continuing, or would result from the execution and delivery of this Agreement or any other Credit Document, that constitutes an Event of Default or that would constitute an Unmatured Default.

Section 3.02. Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make Advances to be made by it (including the initial Advance to be made by it) and the obligation of an LC Bank to issue or extend Letters of Credit (including the initial Letter of Credit to be issued by it) shall be subject to the further conditions precedent that on the date of such Extension of Credit:

(a) The following statements shall be true (and each of the giving of the applicable notice or request by the Borrower with respect to such Extension of Credit and the acceptance of such Extension of Credit shall constitute a representation and warranty by the Borrower that, on the date of such Extension of Credit, such statements are true):

(i) The representations and warranties contained in Section 4.01 (other than those set forth in the last sentence of subsection (f) and in subsections (m) and (n) thereof) are correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii) No event has occurred and is continuing or would result from such Extension of Credit, or from the application of the proceeds therefrom, that constitutes an Event of Default or, except in the case of a Borrowing that would not increase the aggregate principal amount of Outstanding Credits, an Unmatured Default.

(b) The Borrower shall have furnished to the Administrative Agent such other approvals, opinions or documents as any Lender or the LC Bank, through the Administrative Agent, may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement or the financial condition, properties, operations or prospects of the Borrower and its Subsidiaries.

Section 3.03. Reliance on Certificates.

The Lenders and the Administrative Agent shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of Borrower as to the names, incumbency, authority and signatures of the respective Persons named therein until such time as the Administrative Agent may receive a replacement certificate, in form acceptable thereto, from an officer of the Borrower identified to the Administrative Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of the Borrower thereafter authorized to act on behalf of the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) The Borrower (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland (ii) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify results in a Material Adverse Change and (iii) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) The execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents to which it is a party are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws or (ii) any law or any material contractual restriction binding on or affecting the Borrower or its Subsidiaries, and do not result in or require the creation of any Lien upon or with respect to any of the Borrower’s properties (other than Liens required under Section 5.01(i)).

(c) The Borrower (i) possesses good and marketable title to all of its material properties and assets, and (ii) owns or possesses all material licenses and permits necessary for the operation by it of its business as currently conducted.

(d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Agreement and the other Credit Documents to which it is a party.

(e) This Agreement and the other Credit Documents to which it is a party have been duly executed and delivered by the Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(f) The (i) audited consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2007, and the related audited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended (copies of which have been furnished to each Lender), (ii) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2008 and the related unaudited consolidated statements of income and cash flows for the nine months then ended (copies of which have been furnished to each Lender) and (iii) each of the financial statements delivered by the Borrower pursuant to Section 5.03(b) and Section 5.03(c) hereof fairly present (subject, in the case of such unaudited financial statements, to year-end adjustments) the financial condition of Borrower and its Subsidiaries as at such dates and the results of the operations of Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP. Since December 31, 2007, there has been no Material Adverse Change.

(g) The Borrower is not engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock. After the making of each Extension of Credit, Margin Stock will constitute less than 25 percent of the assets of the Borrower and its Subsidiaries on a consolidated basis.

(h) The Borrower is not in violation of, and no condition exists that with notice or lapse of time or both would constitute a violation by the Borrower of, the Margin Regulations.

(i) The Borrower has filed or caused to be filed all material Federal, state and local tax returns that to its knowledge are required to be filed by it, and has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it to the extent required to be paid pursuant to Section 5.01(a).

(j) The Borrower is in compliance with all laws (including ERISA and environmental laws), rules, regulations and orders of any governmental authority applicable to it, except to the extent that the Borrower’s failure to so comply does not result in a Material Adverse Change.

(k) Except as does not result in a Material Adverse Change, the Borrower and each ERISA Affiliate of the Borrower (i) have not incurred any liability to the PBGC (other than for the payment of current premiums that are not past due) with respect to any Title IV Plan, (ii) have not incurred any Withdrawal Liability, and (iii) have not been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

(l) Except as does not result in a Material Adverse Change, no ERISA Event has occurred.

(m) Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008, and all Periodic Reports on Form 8-K filed with the Securities and Exchange Commission prior to the date hereof, copies of each of which have been delivered to the Administrative Agent, there is no pending or, to the Borrower’s knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which materially adversely affects the financial condition of the Borrower and its Subsidiaries taken as a whole, or the enforceability against the Borrower of this Agreement and the other Credit Documents to which it is a party.

(n) The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o) The proceeds of the Extensions of Credit hereunder will be used in accordance with Section 5.01(h).

(p) The Borrower has no secured Indebtedness, except to the extent permitted under Section 5.02(a).

(q) The Borrower is not in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default results in a Material Adverse Change. No Unmatured Default or Event of Default presently exists and is continuing.

(r) The Borrower is, and on and after the consummation of the transactions contemplated by this Agreement and the EDFI Transaction Documents will be, Solvent.

(s) Neither this Agreement nor any financial statements (other than any financial projections) delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading at the time made in light of the circumstances when made. All financial projections, if any, that have been or will be prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of the circumstances when made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

(t) Since the date hereof there has been no change to the charter or by-laws of the Borrower that materially adversely affects the rights of the Lenders.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants.

The Borrower covenants that it will, and, other than in subsections (f) and (h) below, will cause each Material Subsidiary to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing:

(a) Payment of Taxes, Etc. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of its properties or result in a Material Adverse Change; provided it shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings.

(b) Performance and Compliance with Other Agreements. Perform and comply with each of the material provisions of each material indenture, credit agreement, contract or other agreement by which it is bound, non-performance or non-compliance with which results in a Material Adverse Change, except material contracts or other agreements being contested in good faith.

(c) Preservation of Corporate Existence, Conduct of Business, Etc. Preserve and maintain its corporate existence in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties, except where the failure to be so qualified does not result in a Material Adverse Change.

(d) Compliance with Laws, Business and Properties. Comply with the requirements of all applicable laws (including ERISA and environmental laws), rules, regulations and orders of any governmental authority, non-compliance with which results in a Material Adverse Change, except laws, rules, regulations and orders being contested in good faith. At all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times as currently conducted.

(e) Maintenance of Insurance. Maintain insurance in effect at all times in such amounts and covering such risks as are usually carried by companies of a similar size, engaged in similar businesses and owning similar properties in the same general geographical area in which the Borrower or such Material Subsidiary operates, either with responsible and reputable insurance companies or associations, or, in whole or in part, by establishing reserves of one or more insurance funds, either alone or with other corporations or associations.

(f) Maintenance of Licenses, Permits and Registrations. Maintain, and cause each of its Subsidiaries to maintain, in effect at all times all material licenses and permits from, and registrations with, any governmental authority or any other Person necessary for the operation by the Borrower and its Subsidiaries of their business as currently conducted.

(g) Books and Records; Inspection Rights. Keep proper books of record and account in which entries shall be made of all financial transactions and assets and business of the Borrower and the Material Subsidiaries in accordance with GAAP. At any reasonable time and from time to time, permit the Administrative Agent or any Lender or any agents or representatives thereof to examine and take down in writing any information contained in the records and books of account of, and visit the properties of, the Borrower or any Material Subsidiary and to discuss the affairs, finances and accounts of the Borrower or any Material Subsidiary with any of their respective officers.

(h) Use of Proceeds. Use the proceeds of Extensions of Credit for (i) the issuance of Letters of Credit, including to support the Borrower’s power marketing and trading activities, (ii) working capital purposes, including capital expenditures, for the Borrower and its Subsidiaries, specifically excluding use of such proceeds for any Hostile Acquisition, and (iii) as credit support for the Borrower’s commercial paper and (iii) for general corporate purposes.

(i) Collateral. Upon the Collateral Trigger Date, grant or cause to be granted to the Collateral Agent, for the equal and ratable benefit of the Lenders, the Administrative Agent and the parties to the RBS Credit Agreement, first priority perfected Liens on substantially all interests of the Borrower and its Subsidiaries in the assets described on Schedule II, subject to the agreed security principles set forth on Schedule II, pursuant to customary Security Documents (including a limited recourse guaranty of the Borrower’s obligations hereunder and under the RBS Credit Agreement if the applicable Loan Party is not the Borrower) in form and substance customary for similar financings and reasonably satisfactory to the Administrative Agent, Collateral Agent and the Borrower, together with (i) delivery to the Administrative Agent and the Collateral Agent of customary filings and recordings necessary or desirable to perfect such Liens, (ii) customary opinions of counsel to the applicable Loan Parties with respect to the enforceability of the Security Documents, the creation and perfection of the Liens thereunder and such other matters as the Administrative Agent and the Collateral Agent may reasonably request, and (iii) such information relating to the Collateral as the Administrative Agent and the Collateral Agent may reasonably request.

(j) Ownership of Certain Nuclear Assets. Maintain (i) at least a 50.01% ownership interest in Constellation Generation, (ii) maintain a 100% ownership interest in Constellation Generation until the closing of the EDFI Acquisition and (iii) cause Constellation Generation to maintain ownership of 100% of the interests it owns on the date hereof in Calvert Cliffs’ Units 1 and 2, Nine Mile Point Units 1 and 3 and Ginna and the operators thereof.

(k) EDFI Investment. Maintain the proceeds received from the EDFI Investment in a segregated account and use the proceeds thereof solely to prepay the Indebtedness issued pursuant to the MEHC Agreement.

(l) EDFI Transaction Documents. Comply in all material respects with all material covenants applicable to it under the EDFI Transaction Documents.

Section 5.02. Negative Covenants

The Borrower covenants that it will not, nor will it permit any Material Subsidiary to, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, without the prior written consent of the Majority Lenders:

(a) Liens, Etc. Create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties or rights, whether now owned or hereafter acquired, or assign any right to receive income, services or property (any of the foregoing being referred to herein as a “Lien”), except that the foregoing restrictions shall not apply to Liens:

(i) on the property of BGE, at any time that BGE is a Material Subsidiary, securing an aggregate principal amount of up to $500,000,000 of the obligations of BGE;

(ii) for taxes, assessments or governmental charges or levies on property of the Borrower or any Material Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

(iii) imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business;

(iv) arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, or other social security or similar legislation;

(v) to secure the performance of (x) bids, tenders, contracts (other than contracts for the payment of borrowed money), leases, trading contracts, letters of credit, surety or similar bonds or other similar obligations made in the ordinary course of business or (y) reimbursement obligations in respect of letters of credit issued to support the obligations described in the foregoing clause (x); provided that, for the avoidance of doubt, Liens (including, without limitation, rights of set-off) on (i) deposits and (ii) revenues under trading contracts, in each case in favor of counterparties under such trading contracts and other obligations incurred in the ordinary course of business (including trading counterparties, brokerages, clearing houses, utilities, systems operators and similar entities) shall be permitted and shall be permitted to be first priority Liens on such collateral;

(vi) arising out of purchase money mortgages or other Liens on property acquired by the Borrower or any Material Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall exceed the fair market value of the property acquired (as determined at the time of purchase), or extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced;

(vii) constituting attachment, judgment and other similar Liens arising in connection with court proceedings to the extent not constituting an Event of Default under Section 6.01(g);

(viii) constituting easements, restrictions and other similar encumbrances arising in the ordinary course of business, which in the aggregate do not materially adversely affect the Borrower’s or any Material Subsidiary’s use of its properties;

(ix) created pursuant to Section 5.01(i) or created to secure Indebtedness in an aggregate principal amount not exceeding $1,230,000,000 used to replace or refinance the RBS Credit Agreement and otherwise containing terms (other than pricing) taken as a whole not materially more favorable to the providers of such Indebtedness than the terms of the Credit Documents are to the Lenders;

(x) created under Section 6.02(b) on the Cash Collateral Account or on cash collateral accounts established by the Borrower to secure investments and guarantees; or

(b) Mergers, Etc. Merge or consolidate with any Person, unless:

(i) in the case of any such merger or consolidation involving the Borrower, the surviving or resulting entity is (A) the Borrower or (B) with the written consent of all of the Lenders, a Subsidiary of the Borrower; provided that such Subsidiary of the Borrower expressly assumes in writing all of the obligations of the Borrower under this Agreement and the other documents executed and delivered in connection therewith and executes and delivers such other documents, instruments, certificates and opinions as the Administrative Agent may reasonably request;

(ii) in the case of any such merger or consolidation involving a Material Subsidiary, the surviving or resulting entity is a wholly-owned Subsidiary of the Borrower; and

(iii) immediately after giving effect thereto no Event of Default or Unmatured Default shall have occurred and be continuing.

(c) Sale of Assets, Etc. Sell, transfer, lease, assign or otherwise convey or dispose of any common voting shares of BGE or any interests in Constellation Generation, other than pursuant to the EDFI Acquisition, (x) any Collateral, except pursuant to the EDFI Put Options, the EDFI Acquisition and other customary exceptions to be agreed in the Security Documents or (y) any other assets (whether now owned or hereafter acquired) to an unrelated third party, in any single or series of transactions, whether or not related, except, in the case of the assets described in clause (y):

(i) the sale of electricity or natural gas and related and ancillary services, other commodities, and any other assets in the ordinary course of business;

(ii) the sale or other disposition of obsolete or worn out property and other assets (including inventory) in the ordinary course of business;

(iii) the sale of any investment in any security with a maturity of less than one year;

(iv) the abandonment or disposition of patents, trademarks or other intellectual property that are, in the Borrower’s reasonable judgment, no longer economically practicable to maintain or useful in the conduct of the business of the seller;

(v) the sale or other disposition of the following assets: all international assets, all non-core real estate assets, and the investment portfolio of Constellation Investments, Inc., a Maryland corporation;

(vi) sales or other dispositions of assets not in the ordinary course of business, the value of which, individually, or in the aggregate, does not exceed 25% of the consolidated assets of the Borrower and its subsidiaries, as reflected on the then-most-recent quarterly balance sheet, where the value of the assets being sold or disposed of is the book value of such assets;

(vii) any disposition of a leasehold interest (in the capacity of lessee) in any real or personal property in the ordinary course of business;

(viii) any license or sublicense of intellectual property that does not interfere with the business of the Borrower or any Material Subsidiary;

(ix) the sale or disposition of any asset if such proceeds are redeployed in the business of the Borrower or its Subsidiaries within 18 months from the date of such sale or disposition, as the case may be;

(x) any distribution by Constellation Generation of its interest in UniStar Nuclear Energy, LLC; or

(xi) any transfers or dispositions of assets to the Borrower or any wholly-owned Material Subsidiary of the Borrower; or

(xii) any sale or other disposition of assets pursuant to the EDFI Acquisition or the EDFI Put Options.

(d) Plans.

(i) Engage in any “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA (other than transactions that are exempt by ERISA, its regulations or its administrative exemptions), with respect to any Plan that results in a Material Adverse Change;

(ii) Incur or permit any ERISA Affiliate of the Borrower to fail to satisfy the minimum funding standard (within the meaning of Section 412 of the Code) for a Title IV Plan that results in a Material Adverse Change;

(iii) Terminate, or permit any ERISA Affiliate of the Borrower to terminate, any Title IV Plan, or permit the occurrence of any event or condition that would cause a termination by the PBGC of any Title IV Plan that results in a Material Adverse Change;

(iv) Withdraw or effect a partial withdrawal from or permit any ERISA Affiliate of the Borrower to withdraw or effect a partial withdrawal from, a Multiemployer Plan that results in a Material Adverse Change;

(v) Permit any lien upon the property or rights to property of the Borrower or any ERISA Affiliate of the Borrower under Section 303(k) of ERISA or Section 430 of the Code that results in a Material Adverse Change; or

(vi) Incur any liability under ERISA, the Code or other applicable law in respect of any Plan maintained for the benefit of employees or former employees of the Borrower or an ERISA Affiliate of the Borrower (other than liability to pay benefits, contributions, premiums or expenses when due in the ordinary course of the operation of such Plan) that results in a Material Adverse Change.

(e) Nature of Business. Alter the character of its business from that of being predominantly in the energy business.

(f) EDFI Transaction Documents. Amend, restate, or otherwise modify, or consent to the departure from, any terms of the EDFI Transaction Documents in a manner that would be adverse in any material respect to the Lenders without the consent of the Administrative Agent (such consent not to be unreasonably withheld). Without limiting the foregoing, the Borrower may modify the EDFI Transaction Documents in a manner not otherwise prohibited hereunder in order to permit the EDFI Acquisition to be consummated as a Revised Transaction (as defined in the EDFI Master Put and Purchase Agreement), provided however, that no such Revised Transaction shall result in (i) a reduction in the net cash proceeds to be paid to the Borrower and its Subsidiaries pursuant to the EDFI Transaction Documents as in effect on the date hereof, (ii) any change in the maturity date, or in the terms of repayment or redemption, of the Borrower’s Series B Preferred Stock or any Senior Note (as defined in the Articles Supplementary), in each case, that would have the effect of reducing the period of time during which the Borrower’s Series B Preferred Stock or any Senior Note may remain outstanding relative to those provisions contemplated by the EDFI Transaction Documents as in effect on the date hereof, (iii) any reduction in the period from the date hereof to the Termination Date (as defined in the EDFI Stock Purchase Agreement as in effect on the date) or the Exercise Period (as defined in the EDFI Master Put and Purchase Agreement as in effect on the date hereof), or (iv) any reduction in the Reference Ratings and the other rating described in Section 3.01(d) below the levels described in Section 3.01(d).

(g) Dividends. (i) Increase the amount of the Borrower’s regular quarterly common stock dividend, (ii) pay or distribute (by means of a dividend or otherwise) assets (including property or cash) to holders of the Borrower’s capital stock, in respect of such capital stock, other than (w) distributions payable solely in stock, (x) the payment of cash or stock dividends on the Series B Preferred Stock as permitted under the Articles Supplementary, (y) payment of cash dividends to MEHC on the Series A Preferred Stock and payment to MEHC of cash in lieu of shares of Borrower’s common stock as required by Section 7(c) of the Articles Supplementary relating to the Series A Preferred Stock, in an amount not to exceed $433,000,000, or (z) the payment of the Borrower’s regular cash dividend in a manner that otherwise complies with the Articles Supplementary or (iii) engage in a self tender offer, redemption or share repurchase (whether privately negotiated or open market repurchases) of the Borrower’s capital stock in an aggregate amount in excess of $100,000,000, other than as required by the Articles Supplementary, as in effect on the date hereof.

(h) EDFI Investment and EDFI Facility. (i) Redeem the Borrower’s Series B Preferred Stock other than pursuant to Section 6 of the Articles Supplementary, or (ii) terminate the EDFI Facility before the Termination Date (as such term is defined in the EDFI Facility, as in effect on the date hereof).

Section 5.03. Reporting Requirements.

The Borrower covenants that it will, so long as any amount owing hereunder shall remain unpaid or any Lender shall have any Commitment hereunder, unless the Majority Lenders shall otherwise consent in writing, furnish to each Lender:

(a) as soon as possible and in any event within three Business Days after the occurrence of each Event of Default and each Unmatured Default continuing on the date of such statement, the statement of the chief financial officer or treasurer and assistant secretary of the Borrower setting forth details of such Event of Default or Unmatured Default and the action that the Borrower proposes to take with respect thereto;

(b) as soon as practicable and in any event within 60 days after the end of each quarterly period in each fiscal year, (i) other than for the last quarterly period, a statement of income and statement of retained earnings and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for such period and (if different) for the period from the beginning of the current fiscal year to the end of such quarterly period, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods in the preceding fiscal year with respect to said statements and as at the end of such periods with respect to said balance sheet, all in reasonable detail and certified by a financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles consistently applied, except as stated in such certification, subject to changes resulting from year-end adjustments; provided that the Borrower may satisfy its obligation under this subsection (b)(i) by delivering a copy of its report on Form 10-Q for the applicable quarter and (ii) a certificate of the Borrower, in the form of Exhibit F, setting forth compliance with the financial covenant in Section 5.04 hereof and stating that no Event of Default or Unmatured Default has occurred and is continuing or a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(c) as soon as practicable and in any event within 120 days after the end of each fiscal year, (i) a statement of income and statement of earnings reinvested and a statement of changes in financial position of the Borrower and its consolidated Subsidiaries for each year, and a balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, all in reasonable detail and reported on to the Borrower by independent public accountants of recognized standing selected by the Borrower whose report shall not reflect any scope limitation imposed by the Borrower and who shall have authorized the Borrower to deliver such report thereof; provided that the Borrower may satisfy its obligation under this subsection (c) by delivering a copy of its Form 10-K for the applicable year and (ii) a certificate of the chief financial officer, or treasurer and assistant secretary of the Borrower stating that said officer has no knowledge that an Event of Default or an Unmatured Default applicable to the Borrower has occurred and is continuing or, if an Event of Default or an Unmatured Default applicable to the Borrower has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower proposes to take with respect thereto;

(d) as soon as possible and in any event within three Business Days of the occurrence of a Material Adverse Change, the statement of the chief financial officer or treasurer and assistant secretary of the Borrower setting forth the details of such change, the anticipated effects thereof and the action that the Borrower proposes to take with respect thereto;

(e) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower, copies of each written statement or each notice received by the Borrower or its ERISA Affiliate describing an ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;

(f) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower, copies of each notice from the PBGC stating its intention to terminate any Title IV Plan or to have a trustee appointed to administer any such Title IV Plan;

(g) promptly and in any event within ten Business Days after receipt thereof by the Borrower or any ERISA Affiliate of the Borrower from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan; provided that such Withdrawal Liability is at least $25,000,000, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan; provided that the amount of any resulting liability to the Borrower or any ERISA Affiliate of the Borrower is at least $25,000,000, or (iii) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate of the Borrower in connection with any event described in clause (i) or (ii); provided that the amount of such liability is at least $25,000,000;

(h) promptly upon request of the Lenders, copies of each Schedule B (actuarial information) to the annual report (form 5500 Series) with respect to each Title IV Plan maintained by the Borrower or any of its ERISA Affiliates that have been filed with the U.S. Department of Labor; and

(i) such other information respecting the business and the financial condition of the Borrower as any Lender may through the Administrative Agent from time to time reasonably request.

Section 5.04. Specified Indebtedness to Capitalization.

The ratio of (i) Specified Indebtedness of the Borrower and its Subsidiaries taken as a whole to (ii) Capitalization of the Borrower and its Subsidiaries taken as a whole shall at all times be less than or equal to .65 to 1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default.

Any of the following events shall constitute an Event of Default (“Event of Default”) if it occurs and is continuing:

(a) The Borrower shall fail to make (i) any payment of principal of any Advance when due, or (ii) any payment of interest thereon or any fees or other amounts payable under this Agreement within 10 Business Days after such interest, fees or other amounts shall have become due; or

(b) Any representation or warranty or written statement made by any Loan Party (or any of its officers) in any Credit Document or in any schedule, certificate or other document delivered pursuant to or in connection with any Credit Document shall prove to have been incorrect in any material respect when made; or

(c) The Borrower shall (A) fail to perform or observe the covenants set forth in Section 5.01, 5.02 or 5.03; provided that (x) in the case of covenants set forth in Section 5.01(b), (g) and (h) (with the exception of the use of proceeds for any Hostile Acquisition) such failure shall remain unremedied for 10 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower and (y) in the case of covenants set forth in Section 5.01(a), (d), (e) and (f) such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower or (B) the Borrower shall fail to perform or observe any other term, covenant or agreement contained herein on its part to be performed or observed and any such failure shall remain unremedied for 30 days after written notice thereof given by the Administrative Agent or any Lender to the Borrower (and, in all cases set forth herein, if such notice was given by a Lender, to the Administrative Agent); or

(d) Any Loan Party shall fail to perform or observe in all material respects the covenants set forth in any Security Document (subject to customary grace periods to be included in the applicable Security Documents) to which such Loan Party is a party; or

(e) (i) The Borrower or any of its Material Subsidiaries shall fail to pay any principal, premium or interest on any Indebtedness having an outstanding principal amount in excess of $75,000,000 in the aggregate for the Borrower and its Material Subsidiaries, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) the Borrower or any of its Material Subsidiaries shall fail to perform or observe any term, covenant or agreement on its part to be observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or pursuant to any notice of optional redemption with respect thereto), prior to the stated maturity thereof; or

(f) The Borrower, any of its Material Subsidiaries or any Material Grantor shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors or shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property or the Borrower, any of its Material Subsidiaries or any Material Grantor shall take any corporate action to authorize any of the actions described in this subsection (f); or

(g) Any proceeding shall be instituted against the Borrower, any of its Material Subsidiaries or any Material Grantor seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of 120 days; or

(h) A final judgment or order for the payment of money of at least $75,000,000 shall be rendered against the Borrower or any of its Material Subsidiaries and such judgment or order shall continue unsatisfied and in effect for a period of 30 consecutive days (excluding therefrom any period during which enforcement of such judgment or order shall be stayed, whether by pendency of appeal, posting of adequate security or otherwise); or

(i) Any ERISA Event shall have occurred with respect to a Title IV Plan that results in a Material Adverse Change, and, 30 days after notice thereof shall have been given by the Borrower to the Administrative Agent or any Lender, such ERISA Event shall still exist; or

(j) The Borrower shall own less than 100% of the then outstanding common stock, membership interests or other equity interests of each Material Subsidiary, free and clear of any Liens other than Liens permitted under Section 5.02(a), provided, that (A) the Borrower may dispose of the equity interests in any Material Subsidiary if the Net Proceeds of such Asset Disposition are applied in accordance with Section 2.10(c), and (B) the Borrower may transfer its ownership interests in Constellation Generation pursuant to the EDFI Acquisition; or

(k) This Agreement or any other Credit Document shall fail to be in full force and effect or any Loan Party shall so assert, or any Security Document, after delivery hereunder, shall fail to provide a perfected, first priority Lien to the extent purported to be provided under such Security Document, unless in accordance with the terms hereof or thereof, in a material portion of the Collateral, unless due to any action or inaction by the Administrative Agent, the Collateral Agent or any Lender, or this Agreement or any other Credit Document shall fail to give the Collateral Agent or the Lenders the rights, powers and privileges purported to be created thereby; or

(l) A Change in Control shall have occurred.

Section 6.02. Remedies.

(a) If any Event of Default shall occur and be continuing, then, and in any such event, (i) the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the LC Banks to issue Letters of Credit to be terminated, whereupon the same shall immediately terminate; and/or (B) shall at the request, or may with the consent, of the required creditors under the Security Documents, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (ii) any LC Bank may issue a notice to the Borrower for and in accordance with each outstanding Letter of Credit providing that such LC Bank’s obligations under each such Letter of Credit shall terminate on the fifth Business Day following the delivery of such notice, and (iii) and the Collateral Agent shall at the request, or may with the consent, of the Majority Lenders, exercise in respect of any or all Collateral, in addition to the other rights and remedies provided herein, in the Security Documents or otherwise available to the Collateral Agent, all rights and remedies under applicable law of a secured party on default. If any Event of Default described in subsection (f) or (g) of Section 6.01 shall occur and be continuing with respect to any Loan Party, then (A) the obligation of each Lender to make Advances and the obligation of the LC Banks to issue Letters of Credit shall automatically immediately terminate and (B) the Advances, all interest thereon and all other amounts payable by the Borrower under this Agreement shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Cash Collateral Account. Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 6.02 shall affect the obligation of the LC Banks to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit outstanding at such time. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Wachovia for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the Lenders a Lien on, and hereby assigns to the Administrative Agent for the benefit of the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may, and, upon the Borrower’s request, shall, apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay and reassign to the Borrower any cash then on deposit in the Cash Collateral Account and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII

THE AGENTS

Section 7.01. Authorization and Action.

(a) In order to expedite the transactions contemplated by this Agreement, Wachovia is hereby appointed to act as Administrative Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions of this Agreement, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Outstanding Credits and all other amounts due to the Lenders under this Agreement, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Administrative Agent has actual knowledge acquired in connection with its agency under this Agreement; (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to the Credit Documents as received by the Administrative Agent and (d) to enter into the Security Documents. The Administrative Agent shall be deemed to have exercised reasonable care in the administration and enforcement of this Agreement if it undertakes such administration and enforcement in a manner substantially equal to that which Wachovia accords credit facilities similar to the credit facility hereunder for which it is the sole lender.

(b) In addition, Wachovia is hereby appointed to act as Collateral Agent on behalf of the Lenders, the Administrative Agent, the LC Banks and the Swingline Lender (the “Secured Parties”). Each Secured Party hereby irrevocably authorizes the Collateral Agent to take such actions on behalf of such Secured Party and to exercise such powers as are specifically delegated to the Collateral Agent by the terms and provisions of this Agreement and the Security Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent is hereby expressly authorized by each Secured Party, without hereby limiting any implied authority, to enter into the Collateral Documents, to hold any or all of the Collateral on behalf of the Secured Parties and to exercise the Secured Parties’ rights in respect of the Collateral at the direction of the Majority Lenders. Before the Collateral Agent acts of refrains from acting, it may, in the absence of instructions from the Majority Lenders, require an officers’ certificate of the applicable Loan Party and/or an opinion of counsel satisfactory to the Collateral Agent with respect to the proposed action or inaction. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion. Whenever in the administration of any Security Document the Collateral shall deem it necessary or desirable that a matter be proved or established prior to taking of suffering or omitting to take any act hereunder or thereunder, such matter (unless other evidence in respect thereof be herein or therein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Collateral Agent, be deemed to be conclusively proved and established by an officers’ certificate delivered to the Collateral Agent, and such certificate, in the absence of gross negligence or bad faith on the part of the Collateral Agent, shall be full warrant to the Collateral Agent for any action taken, suffered or omitted to be taken by it under the provisions of any Security Document upon the faith thereof. The Borrower will pay to the Collateral Agent all fees for the Collateral Agent’s services as may be separately agreed in a Fee Letter described in clause (v) of the definition of such term.

Section 7.02. Agent’s Reliance, Etc.

Neither any Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation in any Credit Document or the contents of any document delivered in connection therewith, or be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants or agreements contained in any Credit Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of any Credit Document or other instruments or agreements. Each Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Each Agent may deem and treat the Lender that makes any Advance as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. Each Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Majority Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations under this Agreement or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Loan Party of any of their respective obligations under any Credit Document or in connection therewith. Each Agent may execute any and all duties under any Credit Document by or through agents, sub-agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising under the Credit Documents and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 7.03. Discretionary Action.

The Lenders hereby acknowledge that each Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of any Credit Document unless it shall be requested in writing to do so by the Majority Lenders.

Section 7.04. Successor Agents.

Each Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent acceptable to the Borrower. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank, and reasonably acceptable to the Borrower, provided that (i) the Borrower shall be deemed to have accepted the appointment of such successor Agent if it shall not have objected to such appointment within five Business Days of notice, sent by overnight courier service, of such appointment by the retiring Agent and (ii) if no successor shall be appointed by the retiring Agent then the Lenders shall perform all such duties and obligations until a successor is appointed and has accepted such appointment. Any resignation by Wachovia, as Administrative Agent pursuant to this Section shall also constitute its resignation as Swingline Lender, and any appointment of a successor Administrative Agent shall also constitute its appointment as Swingline Lender. Upon the acceptance of any appointment as Agent under this Agreement by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent in its capacity as Administrative Agent (and Swingline Lender) or Collateral Agent, as applicable, and the retiring Agent (and Swingline Lender, if applicable) shall be discharged from its duties and obligations under this Agreement. After any Agent’s resignation under this Agreement, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent or Swingline Lender, if applicable.

Section 7.05. Agents and Affiliates.

Wachovia and its Affiliates (including, without limitation, Wachovia Capital Markets LLC) may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though such Wachovia were not an Agent hereunder. With respect to the Extensions of Credit made and Letters of Credit issued and all obligations owing to Wachovia or such Person shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Wachovia in its individual capacity.

Section 7.06. Indemnification.

Each Lender agrees (i) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder or, if the Commitments shall have been terminated, the amount of its Outstanding Credits) of any expenses incurred for the benefit of the Lenders in its role as Agent, including counsel fees and compensation of agents paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in any way relating to or arising out of any Credit Document or any action taken or omitted by it under any Credit Document to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

Section 7.07. Bank Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Credit Document or any related agreement or any document furnished thereunder.

Section 7.08. Relationship with Lenders.

Neither Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, each Agent shall not have and shall not be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any Agent in deciding to enter into this Agreement, or in taking or not taking any action hereunder.

Section 7.09. Arrangers.

Neither of Wachovia Capital Markets, LLC, Banc of America Securities LLC nor Citigroup Global Markets Inc. by virtue of their designation as “Co-Lead Arrangers and Co-Book Managers” with respect to this Agreement, shall have any duties under any Credit Document.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

(a) if to the Borrower, Constellation Energy Group, 750 E. Pratt Street, Baltimore, Maryland 21202, Attention: Jonathan W. Thayer, Chief Financial Officer and Senior Vice President, and Charles A. Berardesco, Senior Vice President and General Counsel;

(b) if to the Administrative Agent, the Collateral Agent or Wachovia, as LC Bank, to Brian Grinde, Wachovia Bank, National Association, 201 S. College Street, Charlotte, North Carolina 28288, Fax: 704-383-0288; and

(c) if to an initial Lender, to it at its Domestic Lending Office specified opposite its name on Schedule I hereto, and if to any other Lender, to it at its Domestic Lending Office specified in the Lender Assignment and Acceptance pursuant to which it became a Lender.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic/soft medium to such party and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. If such notices and communications are received during the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day.

Section 8.02. Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower in this Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders and the LC Bank of all Extensions of Credit regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Outstanding Credit or any fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

Section 8.03. Binding Effect.

Upon the Effective Date, this Agreement shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Agents, the LC Banks and the Swingline Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate any rights or obligations hereunder or any interest herein without the prior consent of all the Lenders, except as a consequence of a transaction expressly permitted under Section 5.02(b).

Section 8.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Extensions of Credit at the time owing to it under such Commitment); provided, however, that (i) the consent of the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund that is an Eligible Assignee or a Federal Reserve Bank, (ii) the consent of the LC Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), (iii) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the revolving facility, (iv) the consent of the Borrower is not required upon the occurrence and during the continuation of an Event of Default, (v) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of such Trade Date) shall be in a minimum amount of the lesser of the amount of such Lender’s then remaining Commitment and $5,000,000 or an integral multiple of $1,000,000 in excess thereof, unless otherwise agreed by the Borrower and Administrative Agent (which agreement shall not be unreasonably withheld), provided, however that in the case of an assignment (A) of the entire remaining amount of the Lender’s Commitment and the Outstanding Credits at the time owing to it or (B) to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, (vi) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (vii) no such assignment shall be made to the Borrower, any of the Borrower’s Affiliates or Subsidiaries or to a natural person, and (viii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and the assignor or assignee under each such assignment shall pay to the Administrative Agent an administrative fee of $3,500. Upon acceptance and recording pursuant to Section 8.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof unless otherwise agreed by the Administrative Agent (the Borrower to be given reasonable notice of any shorter period), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party to this Agreement (but shall continue to be entitled to the benefits of Sections 2.12 and 8.05 afforded to such Lender prior to its assignment as well as to any fees accrued for its account hereunder and not yet paid)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with provision (b)(viii) of this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant thereto; (iii) such assignor and such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received copies of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and the principal amount of Outstanding Credits owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) above and, if required, the written consent of the Borrower, the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or entities (other than the Borrower, the Borrower’s Affiliates, the Borrower’s Subsidiaries or any natural person) in all or a portion of its rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Outstanding Credits owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12 and 8.05 and of the tax provision contained in Section 2.17 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, unless the sale of the participation is made with the Borrower’s prior written consent), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) if a participant would be a Non-U.S. Payee if it were a Lender, such participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Loan Parties under this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers (x) decreasing any fees payable hereunder or the amount of principal of, or the rate at which interest is payable on, the Outstanding Credits, (y) extending any principal payment date or date fixed for the payment of interest on the Outstanding Credits or (z) extending the Commitments). Such participations shall not create any “security” (as the word “security” is defined under the Securities Act of 1933, as amended) of the Borrower.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Advances made to the Borrower by the assigning Lender hereunder.

Section 8.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with entering into this Agreement and the other Credit Documents and in connection with any amendments, modifications or waivers of the provisions thereof (whether or not the transactions hereby contemplated are consummated), or incurred by the Administrative Agent or any Lender in connection with the enforcement of their rights in connection with the Credit Documents or in connection with the Extensions of Credit made hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and, in the case of enforcement following an Event of Default, counsel for the Lenders.

(b) The Borrower agrees to indemnify each Lender against any loss, calculated in accordance with the next sentence, or reasonable expense that such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to borrow or to Convert any Advance hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article III) after irrevocable notice of such borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment, prepayment or Conversion, or assignment of a Eurodollar Advance, LMIR Advance or Base Rate Advance of the Borrower required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, or (iii) any default in payment or prepayment of the principal amount of any Outstanding Credit or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity or otherwise) or (iv) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred by such Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Advance hereunder or any part thereof as a Eurodollar Advance, LMIR Advance or a Base Rate Advance. Such loss shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Advance being paid, prepaid, Converted or not borrowed (assumed to be, as applicable, the Eurodollar Rate or the Base Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow or Convert to the last day of the Interest Period for such Extension of Credit (or, in the case of a failure to borrow or Convert the Interest Period for such Extension of Credit that would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid or not borrowed or Converted for such period or Interest Period, as the case may be.

(c) The Borrower agrees to indemnify the Administrative Agent, each Lender, each of their Affiliates (including, in the case of Wachovia, Wachovia Capital Markets LLC) and the directors, officers, employees, advisors, attorneys-in-fact and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees and expenses, incurred by any Indemnitee arising out of (i) the consummation of the transactions contemplated by this Agreement, (ii) the use of the proceeds of the Extensions of Credit, (iii) any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement, (iv) the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon, or under any property of the Borrower or any of its Affiliates or (B) by or on behalf of the Borrower or any of its Affiliates at any time and in any place, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee; provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee (such consent not to be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Section 8.05(c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), if such settlement, compromise or consent includes any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee or involves any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(d) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the termination of the Commitments, the repayment of any of the Outstanding Credits, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

(e) Three Business Days prior to the date on which any amount or amounts due under this Section are payable in accordance with a demand from a Lender or the Administrative Agent for such amount or amounts, such Lender or the Administrative Agent will cause to be delivered to the Borrower a certificate, which shall be conclusive absent manifest error, setting forth any amount or amounts that such person is entitled to receive pursuant to subsection (b) of this Section and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined.

Section 8.06. Right of Setoff.

If (i) an Event of Default shall have occurred and be continuing and (ii) the request shall have been made or the consent granted by the Majority Lenders as specified by Section 6.02 to authorize the Administrative Agent to declare the Extensions of Credit of the Borrower due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower, irrespective of whether or not such Lender shall have made any demand under this Agreement, and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 8.07. Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) No provision of this Agreement may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Outstanding Credit, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Outstanding Credit, without the prior written consent of each Lender affected thereby, (ii) increase the Commitment of any Lender, decrease the fees owing to any Lender or postpone the payment of any fee owing to any Lender without the prior written consent of such Lender, (iii) amend, waive or modify the provisions of Section 2.14, Section 2.15 or Section 8.04(h), the provisions of this Section or the definition of the “Majority Lenders”, without the prior written consent of each Lender, (iv) release or permit the transfer of the obligations of the Borrower hereunder without the prior written consent of each Lender, except as permitted by Section 5.02(b) or (v) change the definition of LC Committed Amount without the prior written consent of the LC Bank (which consent shall not be unreasonably withheld); provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the LC Bank hereunder without the prior written consent of the Administrative Agent or the LC Bank, as the case may be, provided, further that this Agreement may be amended and restated without the consent of any Lender, any LC Bank, or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, LC Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such Lender, such LC Bank or the Administrative Agent, as the case may be. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

Section 8.09. ENTIRE AGREEMENT.

THIS AGREEMENT (INCLUDING THE SCHEDULES AND EXHIBITS HERETO), THE NOTES, THE LETTERS OF CREDIT AND THE FEE LETTER (COLLECTIVELY, THE “AGREEMENT DOCUMENTS”) REPRESENT THE ENTIRE CONTRACT AMONG THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF. ANY PREVIOUS AGREEMENT, WHETHER WRITTEN OR ORAL, AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF OR THEREOF IS SUPERSEDED BY THE AGREEMENT DOCUMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NOTHING IN THIS AGREEMENT OR THE FEE LETTERS, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO AND THERETO ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THE AGREEMENT DOCUMENTS.

Section 8.10. Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.11. Counterparts/Telecopy.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03. Delivery of executed counterparts by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

Section 8.12. Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.13. Jurisdiction; Venue; Waiver of Jury Trial.

(a) The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Federal court, to the extent permitted by law, of the United States of America sitting in the borough of Manhattan in New York City or, if such Federal court is not available due to lack of jurisdiction, any New York State court sitting in the borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Federal Court, to the extent permitted by law, or in such New York State court. The Borrower, the Administrative Agent and each Lender each agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party thereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party thereto in the courts of any jurisdiction.

(b) The Borrower and each Lender each hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. The Borrower and each Lender each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH LC BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, THE LENDERS, THE LC BANKS AND THE BORROWER ENTERING INTO THIS AGREEMENT.

Section 8.14. Confidentiality.

(a) Each Lender shall hold in confidence all non-public, confidential or proprietary information, memoranda, or extracts furnished to such Lender (directly or through the Administrative Agent) by the Borrower under this Agreement or in connection with the negotiation thereof; provided that such Lender may disclose any such information, memoranda or extracts (i) (A) to its directors, officers, employees, agents, auditors, attorneys, consultants and advisors and, (B) to the extent necessary for the administration of this Agreement, to its Affiliates and the directors, officers and employees of its Affiliates, (ii) to any regulatory or supervisory authority having authority to examine such Lender or such Lender’s Affiliates, (iii) as required by any legal or governmental process or otherwise by law (with such Lender providing details, to the extent permitted by law, to the Borrower of the information, memoranda or extracts disclosed pursuant to this clause (iii)), (iv) to any Person to which such Lender sells or proposes to sell an assignment or a participation in its Outstanding Credits hereunder, if such other Person agrees for the benefit of the Borrower to comply with the provisions of this Section and (v) to the extent that such information, memoranda or extracts shall be publicly available or shall have become known to such Lender independently of any disclosure by the Borrower under this Agreement or in connection with the negotiation thereof. Any Lender disclosing information, memoranda or extracts pursuant to clause (i) or (iv) of this Section 8.14 will take reasonable steps to ensure that the persons receiving such information, memoranda or extracts pursuant to such Sections will hold the same in confidence in accordance with this Section 8.14. To the extent possible, any Lender disclosing information, memoranda or extracts pursuant to clause (ii) or (iii) of this Section 8.14 will take reasonable steps to ensure that the persons receiving such information, memoranda or extracts pursuant to such Sections will hold the same in confidence in accordance with this Section 8.14.

(b) Notwithstanding the foregoing, any Lender may disclose the provisions of this Agreement and the amounts, maturities and interest rates of its Outstanding Credits to any purchaser or potential purchaser of such Lender’s interest in any Outstanding Credits. Notwithstanding anything to the contrary in this Agreement, each party hereto shall not be limited from disclosing the US tax treatment or US tax structure of the transactions contemplated by this Agreement. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 8.15. EDFI Transactions.

The Lenders confirm and agree that the consummation of the EDFI Transactions subject to the terms and conditions hereof (i) are permitted under this Agreement and the other Credit Documents, (ii) do not constitute an Unmatured Default and (iii) do not constitute a Prepayment Event. The Lenders further agree that the Collateral and related guaranties, if applicable, will be released from the Liens of the Security Documents upon the sale of such Collateral pursuant to the EDFI Put Options or the EDFI Acquisition.

[Signatures to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION ENERGY GROUP, INC., as Borrower

By	/s/ Jonathan W. Thayer
Name:	Jonathan W. Thayer
Title:	Senior Vice President and Chief Financial Officer

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Frederick W. Price
Name:	Frederick W. Price
Title:	Managing Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By	/s/ Frederick W. Price
Name:	Frederick W. Price
Title:	Managing Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Collateral Agent

By	/s/ Frederick W. Price
Name:	Frederick W. Price
Title:	Managing Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

CITIBANK, N.A., as Lender

By	/s/ J. Nicholas McKee
Name:	J. Nicholas McKee
Title:	Vice President and Managing Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender

By	/s/ Patrick N. Martin
Name:	Patrick N. Martin
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By	/s/ Grant Matthews
Name:	Grant Matthews
Title:	Managing Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

BNP PARIBAS, as Lender

By	/s/ Denis O’Meara
Name:	Denis O’Meara
Title:	Managing Director

By	/s/ Ravina Advani
Name:	Ravina Advani
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Lender

By	/s/ James Morgan
Name:	James Morgan
Title:	Managing Director

By	/s/ Rianka Mohan
Name:	Rianka Mohan
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

By	/s/ Rainer Meier
Name:	Rainer Meier
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Lender

By	/s/ Juan J. Javellana
Name:	Juan J. Javellana
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

MORGAN STANLEY BANK, as Lender

By	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

WILLIAM STREET COMMITMENT CORPORATION, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

CALYON, NEW YORK BRANCH, as Lender

By	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Director

By	/s/ Michael D. Willis
Name:	Michael D. Willis
Title:	Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

MERRILL LYNCH BANK USA, as Lender

By	/s/ David Millett
Name:	David Millett
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

UBS LOAN FINANCE LLC, as Lender

By	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

MANUFACTURERS AND TRADERS TRUST COMPANY, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

LEHMAN BROTHERS BANK, FSB, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

UNION BANK OF CALIFORNIA, N.A., as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

ABN AMRO BANK N.V., as Lender

By	/s/ R. Scott Donaldson
Name:	R. Scott Donaldson
Title:	Director

By	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	Vice President

Signature Page to Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

SCHEDULE I

LENDERS AND COMMITMENTS

Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
Wachovia Bank, N.A.	$305,000,000	301 South College Street, 6th Floor Charlotte, NC 28288 Attn: Rick Price	Same as Domestic Lending Office

Bank of America, N.A.	$305,000,000	901 Main Street TX1-492-14-12 Dallas, TX 75202-3714 Attn: Jackie Archuleta Tel: 214-209-2135 Fax: 214-290-8372 Email: Jacqueline.archuleta@bankofamerica.com	Same as Domestic Lending Office

Citibank, N.A.	$305,000,000	Two Penns Way, Ste. 200 New Caste, DE 19720 Attn: Bank Loan Syndications	Same as Domestic Lending Office

Barclays Bank PLC	$225,000,000	200 Park Avenue 4th Floor New York, NY 10166 Attn: Patrizia Calabro Tel: 212-412-1941 Fax: 212-412-7511 Email: patrizia.calabro@barcap.com	Same as Domestic Lending Office

The Royal Bank of Scotland PLC	$225,000,000	101 Park Avenue 12th Floor New York, NY 10178	Same as Domestic Lending Office

BNP Paribas	$225,000,000	919 Third Avenue New York, New York 10022	Same as Domestic Lending Office

Credit Suisse, Cayman Islands Branch	$225,000,000	Eleven Madison Avenue New York, NY 10010 Attn: Sarah Wu Tel: 212-325-5813 Fax: 212-325-8321	Same as Domestic Lending Office

Deutsche Bank AG New York Branch	$225,000,000	90 Hudson St., Floor 1 Jersey City, NJ 07302 Attn: Ann-Renee Denora/Joe Cusmai Tel: 201-593-2121/-2202 Fax: 201-593-2313 Email: ann-renee.denora@db.com/ joe.cusmai@db.com	Same as Domestic Lending Office
JPMorgan Chase Bank, N.A.	$225,000,000	JPMorgan Chase Bank, N.A. JPMorgan Loan Services 1111 Fannin Street, 10th Floor Houston, TX 77002 Attn: Dilip Saha Phone: 713-374-6096 Fax: 713-750-2932 Email: Dilip.K.Saha@jpmchase.com	Same as Domestic Lending Office
Morgan Stanley Bank	$225,000,000	1633 Broadway, 25th Floor New York, NY 10019 Attn: Larry Benison/Min Jo Tel: 212-537-1439/-1381 Fax: 212-537-1867/-1866 Email: Larry.Benison@morganstanley.com/ Min.Jo@morganstanley.com	Same as Domestic Lending Office
William Street Commitment Corporation	$225,000,000	85 Broad Street, 6th Floor New York, NY 10004	Same as Domestic Lending Office
The Bank of Nova Scotia	$225,000,000	1 Liberty Plaza New York, NY 10006 Attn: Pier Griffith Tel: 212-225-5084 Fax: 212-225-5145 Email: pier_griffith@scotiacapital.com	Same as Domestic Lending Office
Calyon, New York Branch	$150,000,000	1301 Avenue of the Americas New York, New York 10019 Attn: Gener David Phone: 212-261-7741 Fax: 917-849-5440 E-Mail: gener.david@us.calyon.com	Same as Domestic Lending Office
Merrill Lynch Bank USA	$150,000,000	15 West South Temple, Suite 300 Salt Lake City, Utah 84101	Same as Domestic Lending Office
UBS Loan Finance LLC	$150,000,000	677 Washington Boulevard Stamford, CT 06901	Same as Domestic Lending Office

I-2

Manufacturers and Traders Trust Company	$115,000,000	M&T Center One Fountain Plaza Buffalo, NY 14204 Attn: Melissa McCaffery Tel: 716-848-3575 Fax: 716-848-7881	Same as Domestic Lending Office

Lehman Brothers Bank, FSB	$110,000,000	745 Seventh Avenue, 16th Floor New York, NY 10019 Attn: Michael Herr Tel: 212-526-6560 Fax: 212-520-0450	Same as Domestic Lending Office

Sumitomo Mitsui Banking Corporation	$100,000,000	13-5611820 277 Park Avenue New York, NY 10172 Attn: Leesha Thomas Phone: 212-224-4382 Fax: 212-224-5197	Same as Domestic Lending Office

Union Bank of California, N.A.	$85,000,000	601 Potrero Grande Drive Monterey Park, CA 91754	Same as Domestic Lending Office

PNC Bank, National Association	$35,000,000	500 First Avenue Pittsburgh, PA 15219	Same as Domestic Lending Office

ABN AMRO Bank N.V.	$15,000,000	540 West Madison Street, Suite 2621 Chicago, Illinois 60661	Same as Domestic Lending Office
AGGREGATE COMMITMENTS:			$3,850,000,000

I-3

SCHEDULE II

COLLATERAL ASSETS

(a) In the case of each generating plant listed below that is a wholly-owned Subsidiary of the Borrower, substantially all real and personal property and substantially all other assets, rights and interests, including, without limitation, machinery, equipment, inventory, furniture, permits, material contracts and leases, books and records, prepaid expenses, emission allowances, intellectual property and licenses, used in connection with the following generating plants, and all equity interests in each special purpose entity that owns or holds such property and assets, in each case owned by the Borrower or any of its wholly-owned Subsidiaries, subject to such exceptions as are agreed by the Borrower and the Administrative Agent. In the case of each generating plant listed below that is not a wholly-owned Subsidiary of the Borrower, the only security requirement shall be a pledge of the equity interests in each special purpose entity that owns or holds such property and assets that is owned by the Borrower or any of its wholly owned Subsidiaries.

Notwithstanding anything to the contrary, the collateral shall exclude the following: (i) motor vehicles and other assets subject to certificates of title, (ii) pledges and security interests prohibited or (to the extent) limited by law or contractual provisions (including permitted liens, leases and licenses) or would otherwise result in termination or any forfeiture under any contract, or would result in adverse tax consequences (other than prohibitions overridden by the UCC), (iii) assets requiring perfection through control agreements (e.g., to the extent required in the relevant jurisdiction for deposit accounts, investment property, etc.), (iv) equity interests in joint ventures, to the extent a pledge thereof would violate or require the consent of a counterparty under the relevant joint venture arrangements, (v) business interruption insurance proceeds, and (vi) those properties and assets as to which the Administrative Agent reasonably determines that the costs of obtaining such security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security interest to be afforded thereby. The foregoing described in clauses (i) through (vi) are, collectively, the “Excluded Assets”.

In addition, the requirements of the Borrower to provide the collateral described in this Schedule II shall be subject to the following agreed security principles:

(a) The security documents should not operate so as to prevent transactions which are permitted under the Credit Agreement or to require additional consents or authorizations;

(b) The security documents will permit disposals of assets where such disposal is permitted under the Credit Agreement and will include assurances for the Collateral Agent to do all things reasonably requested to release security in respect of the assets the subject of such disposal; and

(c) The Administrative Agent will work with the Borrower to minimize the cost to the Borrower and the other Loan Parties granting the security and shall ensure that in all events the costs are not disproportionate to the benefit to be obtained by the Lenders.

(d) In no event shall any Loan Party be obligated to grant a security interest in, any of such Loan Party’s rights or interests in or under, any license, contract, permit, intellectual property, instrument, security or franchise to which such Loan Party is a party or any of its rights or interests thereunder to the extent that such a grant would, under the terms of such license, contract, permit, intellectual property, instrument, security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, instrument, security or franchise.

Brandon Shores

Wagner 2&3

Herbert Wagner Oil

PJM-South CTs

Gould Street - Riverside

Rio Bravo Jasmin

Rio Bravo Poso

Rio Bravo Rocklin & Chinese Station

Rio Bravo Fresno

SEGS IV, V, VI

Mammoth Pacific 1, 2, 3

Malacha

Soda Lake 1 and 2

PLES 1

Fontana/Visalia Solar

Handsome Lake

Perryman 51

ACE Cogeneration

Panther Creek / Colver Power

Sunnyside Cogeneration

Keystone

II-2

Conemaugh

C.P. Crane

Safe Harbor

West Valley

Alberta

2. All membership interests in Constellation Generation owned directly or indirectly by the Borrower

II-3

SCHEDULE III

EDFI TRANSACTION DOCUMENTS

Constellation Energy Group, Inc.

Second Amended and Restated Credit Agreement

1.	EDFI Master Put and Purchase Agreement

2.	EDFI Stock Purchase Agreement

3.	Form of Asset Purchase Agreement, by and between [Constellation Entity], as Seller and [EDF Development Inc.], as Purchaser, in the form delivered pursuant to Section 3.01

4.	Articles Supplementary

5.	Payment Guaranty, dated as of December 17, 2008, made by EDFI, as Guarantor, in favor of the Borrower

6.	Amended and Restated Investor Agreement, dated as of December 17, 2008, amending and restating the Investor Agreement, dated as of July 20, 2007, by and between EDFI and the Borrower

7.	Investor Rights Agreement, dated as of December 17, 2008, by and between the Borrower, as the Company, and EDF Development Inc., as the Investor

8.	Form of Senior Promissory Note issued by Constellation Energy Group, Inc. to an Initial Holder, in the form delivered pursuant to Section 3.01

9.	Form of Second Amended and Restated Operating Agreement of Constellation Generation, dated as of December 17, 2008, in the form delivered pursuant to Section 3.01.

10.	Documents evidencing the EDFI Facility

EXHIBIT A

Form of Assignment and Acceptance

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and as LC Bank, and Wachovia, as collateral agent thereunder. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), (i) the interest described in Schedule 1 hereto in and to the Assignor’s interests, rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto, in a principal amount as set forth on Schedule 1 hereto and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor against any Person whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any Credit Document and (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto or any collateral thereunder; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest under the Credit Agreement, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee represents and warrants that (a) it has power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement; (b) it meets all the requirements to be an assignee under Section 8.04(b)(i) and (iv) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.04(b)(i) of the Credit Agreement; (c) it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 5.03 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type; (e) if it is a Non-U.S. Payee, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; (f) it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (g) it appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (h) it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of execution of this Assignment and Acceptance).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to

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the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

The Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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Schedule 1

to Exhibit A

Schedule 1

to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

[Trade Date:                                         ] 1

Principal Amount Assigned	Commitment Percentage Assigned
$	/ %

[Name of Assignee]:	[Name of Assignor]:

By	By
Name:	Name:
Title:	Title:

Accepted: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent	Consented to: CONSTELLATION ENERGY GROUP, INC.

By	By
Name:	Name:
Title:	Title:

[1]	To be completed if the Assignor(s) and the Assignee(s) intend that the Principal Amount Assigned is to be determined as of the Trade Date.

EXHIBIT B

Form of Borrowing Request

Wachovia Bank, National Association, as

administrative agent for the lenders parties

to the Credit Agreement referred to below

191 Peachtree St.

Atlanta, Georgia 30303

Attention: Loan Administration

Reference is hereby made to the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as LC Bank, and Wachovia, as collateral agent thereunder. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Borrowings under the Credit Agreement, and of the type and amount set forth below, are requested to be made on the date indicated below to the Borrower:

Type of Borrowings	Interest Period	Aggregate Amount	Date of Borrowings
Base Rate Borrowing	N/A
Swingline Advance	N/A
Eurodollar Borrowing

The Borrower hereby requests that the proceeds of the Borrowings described in this Borrowing Request be made available to the Borrower as follows:

[insert transmittal instructions].

The Borrower hereby (i) certifies that all conditions contained in the Credit Agreement to the making of any Borrowing requested have been met or satisfied in full and (ii) acknowledges that the delivery of this Borrowing Request shall constitute a representation and warranty by the Borrower that, on the date of the proposed Borrowing, the statements contained in Section 3.02 of the Credit Agreement are true and correct.

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

DATE:

B-2

EXHIBIT C

Form of Request for Issuance

Wachovia Bank, National Association, as

administrative agent for the lenders parties

to the Credit Agreement referred to below

191 Peachtree St.

Atlanta, Georgia 30303

Attention: Bank Loan Syndications

[Date]

Ladies and Gentlemen:

The undersigned, Constellation Energy Group, Inc. (the “Borrower”), refers to the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as LC Bank, and Wachovia, as collateral agent thereunder, and hereby gives you notice, pursuant to Section 2.04 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:

(i) the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is                     ;

(ii) the expiration date of the Requested Letter of Credit requested hereby is                     ;1

(iii) the proposed stated amount of the Requested Letter of Credit is                     ;

(iv) the beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary]; and

(v) the conditions under which a drawing may be made under the Requested Letter of Credit are as follows:                     .

[1]	Date may not be later than the fifth Business Day preceding the Termination Date.

Attached hereto as Exhibit A is a consent to this requested [amendment] [modification] executed by the beneficiary of the Letter of Credit.2

Upon the issuance of the Letter of Credit by the LC Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Section 3.02 of the Credit Agreement have been satisfied.

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

[2]	Include this paragraph only if request is for modification or amendment of the Letter of Credit.

C-2

EXHIBIT D

Form of Notice of Conversion

Wachovia Bank, National Association, as

administrative agent for the lenders parties

to the Credit Agreement referred to below

191 Peachtree St.

Atlanta, Georgia 30303

Attention: Loan Administration

[Date]

Ladies and Gentlemen:

The undersigned, Constellation Energy Group, Inc., refers to the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as LC Bank, and Wachovia, as collateral agent thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.03 of the Credit Agreement:

1.	The Business Day of the Proposed Conversion is , 200 .

2.	The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Advances].

3.	The aggregate amount of the Proposed Conversion is $ .

4.	The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Advances].

(i) The Interest Period for each Advance made as part of the Proposed Conversion is ___ month(s).1

[1]	Delete for Base Rate Advances

The undersigned hereby represents and warrants that on the date hereof, and on the date of the Proposed Conversion, the Borrower’s request for the Proposed Conversion is, and will be, made in compliance with Section 2.03 of the Credit Agreement.

Very truly yours,

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

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EXHIBIT E

Form of Opinion of Counsel to the Loan Parties

[TO BE PROVIDED]

EXHIBIT F

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.03(b) of the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as LC Bank, and Wachovia, as collateral agent thereunder. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

1. I am the duly elected, qualified and acting [Chief Financial Officer] [Treasurer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. Attached hereto as Attachment 1 (the “Financial Statements”) are the financial statements required to be delivered under Section 5.03(b) which I certify as having been prepared in accordance with generally accepted accounting principles consistently applied [except as set forth below] and subject to changes resulting from year end adjustments. As of the date of this Certificate I have no knowledge of the existence, of any condition or event which constitutes an Unmatured Default or an Event of Default that has occurred and is continuing[, except as set forth below].

4. Attached hereto as Attachment 2 are the computations showing compliance with the covenant set forth in Section 5.04 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this      day of                     , 20    .

CONSTELLATION ENERGY GROUP, INC.

By
Name:
Title:

Attachment 1

to Exhibit F

[Set forth Financial Statements]

Attachment 2

to Exhibit F

The information described herein is as of                     , 20    , and pertains to the period from                     , 20     to                     , 20    .

[Set forth Covenant Calculation]

F-3

EXHIBIT G

Form of Solvency Certificate

SOLVENCY CERTIFICATE

THIS SOLVENCY CERTIFICATE (this “Certificate”) is delivered to you pursuant to Section 3.01(c) of the Second Amended and Restated Credit Agreement, dated as of December 17, 2008 (the “Credit Agreement”), among CONSTELLATION ENERGY GROUP, INC., a Maryland corporation (the “Borrower”), the lenders listed in Schedule I thereto (together with their successors and assigns, the “Lenders”) and WACHOVIA BANK NATIONALASSOCIATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned hereby certifies, to the best of his knowledge and belief and in his representative capacity on behalf of the Borrower, and not in any individual capacity, to the Administrative Agent and each Lender that, as of                     , 20    , the Borrower is, and on and after the consummation of the transactions contemplated by the Credit Agreement and the EDEFI Transactions will be, Solvent.

CONSTELLATION ENERGY GROUP, INC.

By
Jonathan W. Thayer
Chief Financial Officer and Senior Vice President